AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998

                                           REGISTRATION NO. 333-18967
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                     ------------------------

                         POST-EFFECTIVE
                      AMENDMENT NO. 1 TO
                          FORM SB-2
                    REGISTRATION STATEMENT
                            UNDER
                   THE SECURITIES ACT OF 1933

                     ------------------------

               AMERICAN CHAMPION ENTERTAINMENT, INC.
           (Name of Small Business Issuer in its Charter)

                           DELAWARE
     (State or other jurisdiction of incorporation or organization)
                             7812
                  (Primary Standard Industrial
                   Classification Code Number)
                           94-3261987
                       (I.R.S. Employer
                      Identification Number)


                  26203 PRODUCTION AVENUE, SUITE 5
                    HAYWARD, CALIFORNIA 94545
                       (510) 782-8168

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       ANTHONY K. CHAN
                   CHIEF EXECUTIVE OFFICER
                26203 PRODUCTION AVENUE, SUITE 5
                  HAYWARD, CALIFORNIA 94545
                      (510) 782-8168

       (Name and address and telephone number of agent for service)

                    ------------------------

                          COPIES TO:

                     GREGORY SICHENZIA, ESQ.
                    RICHARD A. FRIEDMAN, ESQ.
                 SICHENZIA, ROSS & FRIEDMAN LLP
               135 WEST 50TH STREET, 20TH FLOOR
                   NEW YORK, NEW YORK 10020
                       (212) 664-1200
                       (213) 664-7329



                        EXPLANATORY NOTE

This Registration Statement contains one form of prospectus to be used in connection with an offering of (a) up to 1,495,000 shares of Common Stock, $.0001 par value, of American Champion Entertainment, Inc. (the "Company") which are reserved for issuance upon exercise of Redeemable Warrants, each to purchase one share of Common Stock at an exercise price of $6.50 per share ("Warrants"), (b) 130,000 shares of Common Stock and 130,000 Redeemable Warrants, issuable upon exercise of the Underwriter's Warrants issued in connection with the Company's initial public offering of Common Stock and Warrants in July 1997, and (c) up to 130,000 shares of Common Stock issuable upon exercise of the Warrants included in the Underwriter's Warrants.

                          CROSS REFERENCE SHEET



Registration Statement Item and Heading                       Prospectus Caption
1.  Front of the Registration Statement
    and Outside Front Cover
    Page of Prospectus.                   Outside Front Cover Page of Prospectus
2.  Inside Front and Outside Back Cover
    Pages of Prospectus                      Inside Front and Outside Back Cover
                                             Pages of Prospectus
3.  Summary Information and Risk Factors                Prospectus Summary; Risk
                                                        Factors
4.  Use of Proceeds                                              Use of Proceeds
5.  Determination of Offering Price.                              Not Applicable
6.  Dilution.                                                           Dilution
7.  Selling Security Holders.                                     Not Applicable
8.  Plan of Distribution                                          Not Applicable
9.  Legal Proceedings.                              Business - Legal Proceedings
10. Directors, Executive Officers, Promoters
    and Control Persons                                               Management
11. Security Ownership of Certain Beneficial Owners
    and Management                                        Principal Stockholders
12. Description of Securities                          Discription of Securities
13. Interest of Named Experts and Counsel                 Legal Matters; Experts
14. Disclosure of Commission Position on
    Indemnification for Securities
    Act Liabilities       Management - Indemnification of Officers and Directors
15. Organization Within Last 5 Years                              Not Applicable
16. Description of Business           Prospectus Summary - The Company; Business
17. Management's Discussion and Analysis      Management's Discussion or Plan of
                                              Financial Condition and Results
                                              of Operations
18. Description of Property                              Description of Property
19. Certain Relationships and Related Transactions          Certain Transactions
20. Market Price for Common Equity
    and Related Stockholder Matters      Outside Front Cover Page of Prospectus;
                                         Risk Factors
21. Executive Compensation                   Management - Executive Compensation
22. Financial Statements.                                   Financial Statements
23. Changes in and Disagreements with Accountants on
    Accounting and Financial Disclosure.                                 Experts

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an order to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

              SUBJECT TO COMPLETION, DATED __________, 1998

 PROSPECTUS

               AMERICAN CHAMPION ENTERTAINMENT, INC.

                 1,495,000  Shares of Common Stock,
         Issuable Upon the  Exercise of Redeemable Warrants

                 130,000  Shares of Common Stock
                and 130,000  Redeemable Warrants

                 130,000  Shares of Common Stock,
        Issuable upon the  Exercise of Redeemable Warrants

This Prospectus relates to (i) the sale of up to 1,495,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of American Champion Entertainment, Inc. (the "Company") which are reserved for issuance upon the exercise of redeemable warrants, each warrant to purchase one share of Common Stock each ("Warrant"), issued in connection with the Company's 1997 initial public offering of securities (the "IPO"), (ii) the issuance of up to 130,000 shares of Common Stock and 130,000 Warrants issuable upon the exercise of the Warrants (the "Underwriters' Warrants") originally sold to Dalton Kent Securities Group, Inc. (the "Managing Underwriter") and Sharpe Capital, Inc. (Dalton Kent Securities Group, Inc. and Sharpe Capital, Inc. are herinafter referred to as the "Underwriters") in connection with the IPO, and (iii) up to 130,000 shares of Common Stock which are reserved for issuance upon the exercise of the Warrants included in the Underwriters' Warrants.

        Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $6.50 per share, subject to adjustment in certain events, until July 29, 2002. The Warrants are subject to redemption by the Company at $.10 per Warrant at any time commencing July 30, 1998 upon certain terms and conditions. See "Description of Securities--Warrants."

On August 1, 1997, the Common Stock and the Warrants began trading on the NASDAQ SmallCap Market ("NASDAQ") under the symbols "ACEI" and "ACEIW", respectively. On June 24, 1998 the closing sale price of the Common Stock and Warrants on NASDAQ was $6.5625 and $1.50, respectively. See "Certain Market Information."

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. ONLY INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD INVEST. SEE "RISK FACTORS" BEGINNING ON PAGE 10 AND "DILUTION" ON PAGE 16.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT APPLICABLE TO AND MAY NOT BE USED FOR THE RESALE OF THE COMMON STOCK ACQUIRED UPON EXERCISE OF THE WARRANTS.


THE DATE OF THIS PROSPECTUS IS       , 1998.

AVAILABLE INFORMATION

        The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement including the exhibits filed therewith. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the New York Regional Office, 7 World Trade Center, New York, New York 10048, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

        The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648, and copies of such material can be obtained from the Commission's Public Reference Section at the prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Company furnishes its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to the Company are references to the Company and its subsidiaries, American Champion Media, Inc. ("AC Media") and America's Best Karate. Except as otherwise noted, all information in the Prospectus assumes no exercise of the Warrants, the Underwriters' Over-allotment Option, the Underwriters' Warrants or outstanding options or warrants to purchase shares of the Company's Common Stock.

General

American Champion Entertainment, Inc. (the "Company") is a Delaware corporation headquartered in Hayward, California and incorporated on February 5, 1997. The Company was formed as a holding company for its wholly-owned subsidiary, America's Best Karate, a California corporation ("ABK"), formed in June 1991, and ABK's wholly-owned subsidiary, American Champion Media, Inc., a Delaware corporation ("AC Media"), formed in February 1997. Unless indicated otherwise, references to the "Company" herein shall include ABK and AC Media.

        ABK owns, manages and operates a chain of karate schools with five locations in the San Francisco Bay Area. ABK's schools provide
karate instruction to students of all ages and skill levels.   AC Media
is a media production and marketing company. Through AC Media, the Company is involved in (i) the development, production and marketing of "ADVENTURES WITH KANGA RODDY," a television program aimed at pre-school and primary school children (the "Kanga Roddy Series"), (ii) the licensing of merchandising rights related to the Kanga Roddy Series, and (iii) the development, production and marketing of various audio tapes, video tapes and workbooks that specialize in fitness information.

"Adventures With Kanga Roddy"

        The Company has developed and produced thirteen half-hour episodes of the Kanga Roddy Series. The Kanga Roddy Series uses martial arts values such as humility, discipline and respect, with the added elements of song, contemporary music, dance, vibrant colors and exciting movements designed to capture its targeted pre-school and primary school children audience's attention. The Kanga Roddy Series features a six-foot tall kangaroo character named Kanga Roddy who is a martial arts expert. Unlike other martial arts programs which feature violence, Kanga Roddy never fights because he understands that conflict can always be resolved with knowledge, compassion, humility, respect and an open mind.

        Each episode of the Kanga Roddy Series focuses on a group of children at a community center and their teachers (played by Jennifer Montana and Karen Lott, wives of former San Francisco 49ers football players, Joe Montana and Ronnie Lott) working on activities such as reading, physical fitness and arts and crafts. During these activities, the children encounter an ethical or social problem which causes uneasiness or unhappiness among some of the children. The teachers sense the problem and suggest that the children seek help from their friend, Uncle Pat, the proprietor of a rare bookstore played by Pat Morita. Uncle Pat, with the assistance of his pet bookworm, Shakespeare, magically transports the children to the land of Hi-Yah where Kanga Roddy lives.

        Once in the land of Hi-Yah, Kanga Roddy and his friend Bantu, a female African snake, help the children solve their problem by giving examples presented through songs. Kanga Roddy gets inspiration for the proper solution to the problem through flashbacks to lessons learned from his martial arts teacher, Zatochi, a wise old snow monkey. The children also learn a physical activity each time they visit Kanga Roddy such as balance, jumping or kicking. When the children return to the community center, they review what they have learned with their teachers.

In May 1997, the Company and KTEH, the public broadcasting station serving the San Jose, California area, entered into a Distribution Agreement (the "Distribution Agreement") which grants KTEH the exclusive right to distribute, advertise, market or otherwise exploit the Kanga Roddy Series on public broadcast affiliated stations throughout the United States for a two-year period. KTEH has cleared the broadcast of the Kanga Roddy Series with 47 other public broadcast stations which the Company believes broadcast to approximately 56% of the households in the United States (approximately 47 million households). Approximately one third of these stations are scheduled to commence broadcast of the Kanga Roddy Series in April 1998 and the balance are scheduled to commence broadcast in May and June 1998.
Under the terms of the Distribution Agreement, KTEH is entitles to 15% of monies collected by KTEH (plus distribution expenses) from its exploitation of the distribution rights granted to it with the balance to be paid to the Company. KTEH also agreed to pay the Company an advance of $430,000 payable in four equal installments tied to the Company's delivery of thirteen episodes of the Kanga Roddy Series. As of December 31, 1997, the Company had delivered seven episodes of the Kanga Roddy Series and recognized $215,000 of the total advance. The Company has completed the development and production of the remaining six episodes and delivered such episodes to KTEH and recognized the balance of the advance in the 3 month period ended on March 31, 1998. The $430,000 advance will be deducted from all royalties payable to the Company by KTEH. Under the Distribution Agreement, the Company has also committed to sharing with KTEH (i) 8% of revenues from the sale (less fees and commissions) and licensing of non-broadcast ancillary rights of educational products such as video tapes, books and music tapes and (ii) 5% of gross profits (less fees and commissions) of the Company from the sale and licensing of toys and clothing. The Company has also granted KTEH a right of first refusal with respect to broadcast rights to the Kanga Roddy Series not granted to KTEH in the Distribution Agreement.

        The Company's strategy includes pursuing licensing and merchandising opportunities related to the Kanga Roddy Series. Characters developed in a popular series, and often the series itself, achieve a high level of recognition and popularity, making them valuable licensing and merchandising assets. Among the most popular licensed items are toys, clothing, food, dinnerware/lunch boxes, watches and soft vinyl goods such as boots, backpacks and raincoats. The Company plans to retain worldwide rights to the characters and images developed in the Kanga Roddy Series, to protect its rights to such characters and images through appropriate registration, and to license their use to manufacturers for specific products. There is no assurance, however, that the Company will be able to successfully retain or protect its rights through registration, or to license its properties. The Company also hopes to realize revenues through the distribution of the Kanga Roddy Series in the home video market, although there is no assurance that the Company will be able to do so. If the Kanga Roddy Series does not attain and maintain widespread television distribution, or widespread popularity, it is unlikely that any significant licensing or merchandising opportunities or revenue will arise or be maintained.

In July 1997, the Company and SEGA of America, Inc. ("SEGA") entered into a Licensing Agent Agreement appointing SEGA as the Company's non-exclusive agent for purposes of licensing and merchandising the "Kanga Roddy" trademark brand name characters and logo and home video distribution of the Kanga Roddy Series (the "SEGA Agreement").
Pursuant to the SEGA Agreement, SEGA has agreed to solicit and negotiate licensing and merchandising agreements on behalf of the Company, and monitor and oversee the licensing, promotion and marketing programs in consideration for 30% of all monies or other consideration payable to the Company under any agreement entered into during the three year period following execution of the SEGA Agreement by the
Company which was secured or serviced by SEGA.    Upon the expiration
or termination of the SEGA Agreement, SEGA will continue to be entitled to receive such consideration with respect to any License Agreement for the greater of (i) the actual term of each such License Agreement; or
(ii) five years from the date of commencement of each such License Agreement. In addition, in the event SEGA enters into any master toy, home video or master apparel license, SEGA will immediately become the exclusive agent for the Company for purposes of licensing and merchandising the "Kanga Roddy" name to third parties for use on or in connection with merchandise products throughout the world. The SEGA Agreement is not conditioned on the Company's receiving any minimum amount from the persons or entities introduced by SEGA.

Fitness Products

        The Company develops, produces and markets various video tapes, audio tapes and workbooks that specialize in fitness information and education ("Fitness Products"). The Company's first Fitness Product, entitled "STRONG MIND FIT BODY," consists of video tapes, audio tapes and a workbook, intended to teach motivational techniques to start and stay with an exercise program in order to lose weight. In June 1996, the Company entered into a Distribution Agreement with InteliQuest, a Utah general partnership. See "Management's Discussion and Analysis or Plan of Operation Results of Operations" for a discussion on the Company's decision to write off its film costs relating to this Fitness Product.

        The Company's second Fitness Product, entitled the "MONTANA EXERCISE VIDEO," is a cardio kick-boxing video starring former superstar quarterback Joe Montana and his wife Jennifer, both of whom have trained at the Company's karate schools. The Company has not commenced distribution of this Fitness Product.

Karate Studios

        The Company manages and operates a chain of company owned karate studios with four locations in the San Francisco Bay Area under the name "America's Best Karate." Each of the Company's instructors, all of whom are black belts, have undergone a rigorous training program conducted by Messrs. Chung and Chan (both members of the Karate Black Belt Hall of Fame) and/or other instructors of ABK. Each karate studio conducts approximately 40 forty-five minute classes each week. The classes are generally comprised of 10 to 15 students and taught by one to three instructors. The Company's black belt course requires approximately 36 months of study and its second degree black belt program requires approximately 48 months of study. Classes are organized by skill level and age group. Students may take as many classes as are available each week without additional charge. Fees, if paid in advance, are generally $1,800 and $2,400 for the black belt and second degree black belt programs, respectively. At each karate studio, the Company also sells martial arts related products, such as uniforms, other clothing and safety equipment.

        During 1997, the Company closed five studios, which were not operating profitably. The Company was able to retain approximately 65% of the students who attended the closed studios by combining them with other nearby ABK studios. As of December 31, 1997, there were approximately 1,350 students enrolled at the Company's five karate studios. The Company believes that the average age of the Company's students is approximately 12 years old. At these enrollment levels the Company estimates that it is currently operating at approximately 75% of its total capacity. See "Management's Discussion and Analysis or Plan of Operation - Results of Operations."

        The Company was incorporated in Delaware in February 1997 to serve as a holding company for AC Media, a Delaware corporation formed in February 1997, and America's Best Karate, a California corporation formed in June 1991. This Prospectus assumes that the reorganization transaction giving effect to this holding company structure will be completed prior to the closing of the Offering, and that each share of the currently outstanding shares of common stock of America's Best Karate will be converted into 28.1 shares of Common Stock of the Company. The Company's executive offices are located at 26203 Production Avenue, Suite 5, Hayward, California 94545, and its telephone number is (510) 782-8168.

                          THE OFFERING

Securities Offered....................Up to  1,495,000 shares of Common Stock reserved for issuance  upon exercise of
                                      outstanding Warrants, up to 130,000
                                      shares of Common  Stock and 130,000
                                      Warrants issuable upon exercise of one
                                      Warrant  originally sold to Dalton Kent
                                      Securities Group, Inc. and Sharpe
                                      Capital, Inc. (the "Underwriters") in
                                      connection with the IPO (the
                                      "Underwriters' Warrants"), up to 130,000 shares of Common Stock reserved for issuance upon exercise of the Warrants included in the Underwriters' Warrants. See "Description of Securities."

Common Stock Outstanding:
  Prior to the Offering (1)...........3,832,345  shares of Common Stock

  After the Offering .................5,587,345  shares of Common Stock

Warrants:

Exercise Terms..................Each Warrant entitles the holder to purchase one share of Common Stock at a price of $6.50
                                (the "Exercise Price"), subject to adjustment in certain circumstances, during the five year period commencing July 30, 1997.

Expiration Date..................July  29, 2002

Redemption of Warrants...........Redeemable by the  Company at any time commencing July 30, 1998, at a price of $.10 per Warrant, upon not less than 30 days' prior written notice to the holders of the Warrants, provided the average closing bid quotation of the Common Stock as reported on NASDAQ or the OTC Bulletin Board, if traded thereon, or if not traded thereon the average closing sale price of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 120% of the then current exercise price of the Warrants (initially, $7.80 per share), subject to adjustment, for a period of 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. See "Description of Securities - Warrants."

Use of Proceeds..................The net proceeds from the exercise of the
                                 Warrants, if any, will be used primarily for working capital and other general corporate purposes. See "Use of Proceeds."

Risk Factors.....................The securities described herein involve a high degree of risk and immediate substantial dilution. Holders of Warrants should carefully consider the factors set forth under the caption "Risk Factors" before exercising the Warrants to purchase the shares of Common Stock offered hereby. See "Risk Factors" and "Dilution."
NASDAQ Symbols:
Common Stock.....................ACEI
Warrants.........................ACEIW
------------------------

(1) Excludes (i) 4,055 shares issuable upon conversion of certain convertible notes and 407,445 shares subject to options issued under the Company's stock option plans. See "Management--Stock Plans."

                          SUMMARY FINANCIAL DATA

        The following summary financial data for the years ended December 31, 1997 and 1996 are derived from the audited financial statements of America's Best Karate. The data for the three months ended March 31, 1998 and 1997, and as of March 31, 1998, are unaudited but, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for such periods.

Statement of Operations:

                                                                                            Year Ended            Year Ended
                                                                                           December 31,          December 31,
                                                     1998               1997                  1997                  1996
                                                       Three Months Ended
                                                            March 31,
                                                          (Unaudited)

Total Revenue                                     $381,998            $278,188              $1,179,553             $1,050,553
Net (loss)                                       ($134,890)          ($159,974)              ($801,416)             ($641,583)
Net (loss) per share                                ($0.04)             ($0.06)                 ($0.25)                ($0.27)
Weighted average shares outstanding              3,832,345           2,515,700               3,155,257              2,376,588
_____________

Balance Sheet Data:

                                                                         (Actual)                              (Actual)
                                                                        March 31, 1998                       March 31, 1997
                                                                                     (Unaudited, in thousands)
Working capital(deficiency)                                               $1,495                                 $(1,281)
Total assets                                                              $4,867                                   $1,147
Current Liabilities                                                         $681                                   $1,424
Long-term debt                                                              $226                                     $485
Common Stock subject to recission                                              0                                   $1,176
Stockholders' equity                                                      $3,959                                  $(1,938)
___________


RISK FACTORS

        The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in the company. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus.

        This prospectus contains certain forward looking statements. Actual results could differ materially from those projected in the forward looking statements as a result of the risk factors set forth below and elsewhere in this prospectus, including but not limited to general trends in the home health care industry and the ability of the company to successfully implement its expansion plans.

        1. History of Losses and Deficits; Uncertainty of Attaining Profitability. The Company sustained operating losses of $641,583, $801,416 and $134,890 in 1996, 1997 and the three months ended March 31, 1998, respectively. The Company expects to incur significant additional operating losses for the foreseeable future as it continues to develop, produce and market its media projects, including the Kanga Roddy Series. There can be no assurance that the Company will ever achieve profitability. See "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        2. Liquidity and Financing Requirements; Dependence on Offering Proceeds. The Company's venture into media projects, including the development and production of the Kanga Roddy Series, requires substantial amounts of capital. Although the Company was able to finance the production of the pilot and the first 12 episodes of the Kanga Roddy Series with its own funds and the proceeds of the IPO, the Company is dependent upon the proceeds of additional financing and/or proceeds of this Offering to produce the next 28 episodes of the Kanga Roddy Series. The Company believes that the net proceeds of this Offering, together with funds generated from operations, if any, will be sufficient to produce these next 28 episodes. In the event that production costs are higher than expected, or the Company is forced to use funds earmarked for production for other purposes, the Company could be required to modify its operations or to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to such additional financing and there can be no assurance that such additional financing will be available at all or on terms acceptable to the Company. See "Use of Proceeds."

        3. Dependence on the Success of the Kanga Roddy Series. The Company is dependent on the success of the Kanga Roddy Series, which in turn is dependent upon unpredictable and volatile factors beyond the Company's control, such as children's preferences, competing programming and the availability of other entertainment activities for children. The failure of the Company to attract a significant television audience for the Kanga Roddy Series over a long period of time would have a material adverse effect on the Company's financial condition and results of operations, and in all likelihood on the market price of the Company's securities. There is no assurance that the Kanga Roddy Series will be successful or that, if successful initially, that television viewership of the Kanga Roddy Series will be maintained.

        4. Licensing and Merchandising. The Company's strategy in producing the Kanga Roddy Series includes the licensing of its characters to others for the merchandising of a variety of products ranging from toys to apparel. The ability of the Company to successfully exploit the merchandising opportunities afforded by the Kanga Roddy Series is dependent on the popularity of the Kanga Roddy Series and the ability of the Company's characters to provide attractive merchandising features to its customers. If the Company is unable to attract a significant television audience for the Kanga Roddy Series, it is doubtful that any significant licensing or merchandising opportunities will arise. Even if the Kanga Roddy Series is popular with television audiences, there is no assurance that licensing opportunities will materialize as the Company must compete with hundreds of owners of creative content who seek to license their characters and properties to a limited number of manufacturers and distributors. See "Business--Licensing and Merchandising."

        5. Absence of Significant Experience with Television Programming or Licensing and Merchandising. Prior to its involvement with the Kanga Roddy Series, the Company has had no significant experience with the development and production of television programming or with the licensing and merchandising of products. As a result, the Company could enter into contracts or make other agreements that are on less than optimal terms. The television and licensing and merchandising businesses are complicated and the absence of experience in such businesses could materially and adversely affect the financial condition and results of operations of the Company.

        6. Dependence on Key Personnel. The Company is dependent on the efforts and abilities of Anthony Chan and George Chung, the Company's founders and principal executive officers, and Don Berryessa, Vice President and Jan D. Hutchins, President of AC Media. The Company has entered into employment agreements, effective as of August 5, 1997, with each of such individuals. None of such employment agreements contains non-competition provisions. See "Management--Employment Agreements." The loss of the services of any of the above individuals, or of other key personnel, could have a material adverse effect on the business of the Company. The Company has obtained "key-man" life insurance with $1,000,000 coverage for each of Messrs. Chung and Chan.

        7. Dependence on Association with Joe Montana, Ronnie Lott and the San Francisco 49ers. The success of the Kanga Roddy Series depends in part on the Company's continued association with former 49ers Joe Montana and Ronnie Lott, and their wives, and the San Francisco 49ers. The failure of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers, to continue to actively support the Kanga Roddy Series could have a material adverse impact on the ability to market the Kanga Roddy Series. None of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers are obligated to engage in any business transactions or jointly participate in any opportunities with the Company, and the possibility exists that the current relationships between the parties could materially change in the future.

        8. Competition. Each of the industries in which the Company competes is highly competitive and most of the companies with which the Company competes have greater financial and other resources than the Company. With respect to the Company's television production activities, the Company competes on the basis of relationships and pricing for access to a limited supply of facilities and talented creative personnel to produce its programs. If the Company is successful at getting the Kanga Roddy Series aired on television, the Company will compete for time slots, ratings and related advertising revenues and for the licensing and merchandising of products related to the Kanga Roddy Series. The Company's Fitness Products compete with many other products aimed at the fitness and weight loss markets, including other video tapes, audio tapes and workbooks, and various types of exercise machinery. Many of these competing products are sponsored or endorsed by celebrities and sports figures, and are marketed by companies having significantly greater resources than the Company. The martial arts industry is also highly competitive. The Company's competitors include a variety of small to medium sized martial arts instructional centers, many of which may be better established and better financed than the Company. See "Business-- Competition."

        9. Government Regulation and Potential Return of Membership Fees. In the event that the Company elects to close a given karate studio, state or local laws may require that the Company return the "unearned" portion of membership fees to karate studio members. Some states require that health and other fitness clubs register with an appropriate regulatory authority and post a bond in order to secure payment of such "unearned" membership fees. The Company is not aware of any existing or pending legislation in the states in which it operates which would require the Company to post a bond. Conceivably, in the event such laws are in effect, or are enacted in states where the Company operates karate studios, the cost associated with posting such bonds or returning "unearned" membership fees could in the aggregate be substantial and may adversely affect the Company's financial condition and its future prospects. Pursuant to the terms of its standard contract with its students, America's Best Karate is required to refund
(i) all funds received if a student cancels within three (3) days of signing a membership contract and (ii) all "unearned" funds received in the event the student dies, becomes permanently disabled, moves more than twenty-five (25) miles away from America's Best Karate or America's Best Karate closes for more than thirty (30) consecutive days. The Company does not currently maintain nor does it anticipate maintaining a reserve account for return of membership fees. As a consequence, the Company may be unable to refund membership fees which could have a material adverse effect on the Company's business and its prospects.

        10. Control by Messrs. Chan and Chung; Anti-takeover Effects of Delaware Law. As of the date of this Prospectus, Anthony Chan and George Chung, the Company's founders and principal executive officers, collectively beneficially own 1,016,276 shares of the Company's outstanding Common Stock, representing approximately 26.5% of the outstanding shares prior to this Offering and approximately 18.2% of the outstanding shares of Common Stock (assuming no exercise of the Warrants, the Underwriter's Warrants or the Warrants included therein or of any other options or warrants). Since holders of Common Stock do not have any cumulative voting rights and directors are elected by a majority vote, Messrs. Chan and Chung are in a position to strongly influence the election of directors as well as the affairs of the Company. See "Management" and "Principal Stockholders." Assuming that all of the Warrants, Underwriter's Warrants and Warrants included therein are exercised, the officers and directors will beneficially own, in the aggregate, approximately 21.7% of the outstanding Common Stock (assuming no exercise of any other options or warrants other than those held by such individuals). Although such shareholders would not represent, in the aggregate, a majority of the voting securities of the Company, their significant beneficial holdings would enable them to exercise substantial influence over the Company. See "Principal Stockholders" and "Description of Securities." In addition, Section
203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the stockholders, and therefore could adversely affect the price of the Company's Common Stock. See "Description of Securities."

        11. Broad Discretion in Application of Proceeds. The proceeds to the Company from the exercise of the Warrants, the Underwriter's
Warrants and the Warrants included therein, net of expenses of this offering (other than solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of Warrants), will be approximately $11,374,400 assuming that all such Warrants, Underwriter's Warrants and Warrants included therein are exercised. Management anticipates that the proceeds of this offering, if any, will be used for acquisitions, working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds" and "Warrant Solicitation."

        12. Immediate and Substantial Dilution. This Offering involves an immediate and substantial dilution of $3.76 per share (or 57.8%) to investors receiving shares of Common Stock in this offering upon the exercise of Warrants, Underwriter's Warrants or the Warrants included therein. See "Dilution."

        13. Liability Insurance. The Company has purchased liability insurance for each of its karate studios in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate which the Company believes is sufficient for its current level of business operations. There is no assurance, however, that the present coverage will continue to be available in the future or that the Company will be able to retain such coverage at a reasonable cost. Further, there can be no assurance that such insurance will be sufficient to cover potential claims, including without limitation, claims brought by students or instructors injured during karate classes, or that adequate, affordable insurance coverage will be available to the Company in the future as the Company expands its operations. A successful claim against the Company in excess of the liability limits or relating to an injury excluded under the policy could have a material adverse effect on the Company.

        14. No Intention to Pay Dividends. The Company has no present intention to declare or pay cash dividends. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company.

        15. Exercise Price Arbitrarily Determined. The exercise price and other terms of the Warrants were determined by negotiation between the Company and the Underwriters and are not necessarily related to the Company's assets, book value or financial condition, and may not be indicative of the actual value of the Company.

        16. Nasdaq Maintenance Requirements; Possible Delisting of Securities from Nasdaq Market; Risks of Low priced Stocks. The Company's Common Stock and Warrants are listed on NASDAQ. The Commission has approved rules imposing criteria for listing of securities on NASDAQ, including standards for maintenance of such listing. For continued listing, a company, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy NASDAQ's maintenance criteria in the future, its securities may be delisted from NASDAQ. In such event, trading, if any, in the Company's securities would thereafter be conducted in the over counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities.

        17. Penny Stock Regulation. In the event that the Company is unable to satisfy the maintenance requirements for NASDAQ and its Common Stock falls below the minimum bid price of $1.00 per share for the continued quotation, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, or the Company's having $2,000,000 in stockholders' equity, trading in the Common Stock would be covered by Rule-15g 9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for non NASDAQ and non exchange listed securities. Under such rule, broker dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

        The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

        If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker dealers to sell the securities and the ability of purchasers in this Offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

        18.  Shares Available for Future Sale; Registration Rights.   Of
the 3,832,345 shares of Common Stock of the Company outstanding as of the date of this Prospectus, 2,441,151 shares are "restricted securities," which are owned by "affiliates" of the Company, as those terms are defined in Rule-144 promulgated under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule-144, as promulgated under the Securities Act. All of the "restricted securities" will be eligible for resale under Rule-144 commencing in October, 1997. In general, under Rule-144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell in brokerage transactions, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule-144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations as described above. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule-144 into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. The Company has agreed to file a registration statement under the Securities Act with respect to the resale of 255,000 shares of Common Stock of the Company by certain stockholders upon demand by a majority of such stockholders. Upon the effectiveness of such registration statement, such stockholders would be free to sell their shares in the public market without volume restriction unless such shares were held by an affiliate or are subject to a lock-up agreement described above. See "Shares Eligible for Future Sale."

        19. Potential Adverse Effect of Redemption of Warrants. The Warrants offered hereby are redeemable, in whole or in part, at a price of $.10 per Warrant, commencing July 30, 1998 (or earlier with the consent of the Managing Underwriter) on not less than 30 days' prior written notice to the holders of such Warrants, provided that the last sales price of the Common Stock on NASDAQ is at least 120% of the then current exercise price of the Warrants (initially, $7.80 per share, subject to adjustment) for a period of 20 consecutive trading days ending on the third day prior to the date the notice of redemption is given. Holders of Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the Exercise Price at a time when it may be disadvantageous for them to do so, or to sell the Warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of redemption. The Warrants may not be exercised unless the registration statement pursuant to the Securities Act covering the underlying shares of Common Stock is current and such shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the holder of the Warrants. Such restrictions could have the effect of preventing certain Warrantholders from liquidating their Warrants. See "Description of Securities - Warrants."

        20. Non-registration in Certain Jurisdictions of Shares Underlying the Warrants. Although the Warrants were not knowingly sold to purchasers in jurisdictions in which they were not registered or otherwise qualified for sale, purchasers may have purchased Warrants in the aftermarket or may have moved to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In the event that such registration or qualification is required, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdiction in which such purchasers reside. If the Company was unable to register or qualify the shares in a particular state and no exemption to such registration or qualification was available, in order to realize any economic benefit from the purchase of the Warrants, a holder might have to sell the Warrants rather than exercising them. No assurance can be given, however, as to the ability of the Company to effect any required registration or qualification of the Common Stock or Warrants in any jurisdiction in which registration or qualification has not already been completed. See "Description of Securities - Warrants."

        Forward Looking Statements and Associated Risks

        This Prospectus contains certain forward-looking statements, including among others (i) anticipated trends in the Company's financial condition and results of operations and (ii) the Company's business strategy for developing, producing, distributing, licensing and merchandising the Kanga Roddy Series and its Fitness Products. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated change in the industries in which it operates; and (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will in fact transpire.

USE OF PROCEEDS

        The proceeds received by the Company upon exercise of the Warrants, the Underwriter's Warrants and the Warrants included therein, net of expenses of the offering, estimated at $33,100, (other than solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of Warrants), are estimated to be $11,374,400, assuming that all of such Warrants, Underwriter's Warrants and Warrants included therein are exercised. There can be no assurance as to the number of Warrants, if any, or Underwriter's Warrants or Warrants included therein, if any, which will be exercised. Management anticipates that the net proceeds of this offering, if any, will be used for acquisitions and allocated to working capital and general corporate purposes. See "Warrant Solicitation."

        The proceeds allocated to working capital and general corporate purposes will be applied, to the extent necessary, to the Company's current operations.

CERTAIN MARKET INFORMATION

        The Company's Common Stock and Warrants commenced trading on the NASDAQ National Market System under the symbol "ACEI" and "ACEIW", respectively, on August 1, 1997. The range of high and low reported closing sales prices for the Common Stock as reported by NASDAQ since the commencement of trading were as follows:


                                         High                   Low
ACEI

1997

Third Quarter                           $5.50                   $4.125

Fourth Quarter                          $8.00                   $4.813

1998

First Quarter                           $9.625                  $7.75

Second Quarter (through June 24, 1998)  $9.563                  $6.563


                                        High                    Low
ACEIW

1997

Third Quarter                           $1.00                   $0.313

Fourth Quarter                          $2.75                   $0.531

1998

First Quarter                           $3.563                  $2.188

Second Quarter (through June 24, 1998)  $3.50                   $1.50

---------------------------------------

        The prices set forth above reflect inter dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


        On April 1, 1998, as reported by the Company's transfer agent, shares of Common Stock were held by 700 shareholders of record.

DIVIDEND POLICY

        The Company intends to retain future earnings, if any, that may be generated from the Company's operations to help finance the operations and expansion of the Company and, accordingly, does not plan, for the reasonably foreseeable future, to pay dividends to holders of the Common Stock. Any decision as to the future payment of dividends will depend on the results of operations and financial position of the Company and such other factors as the Company's Board of Directors, in its discretion, deems relevant.

DILUTION

The difference between the exercise price of the Warrants and the adjusted net tangible book value per share of Common Stock after this offering, assuming exercise for cash of all Warrants, Underwriters' Warrants and Warrants included therein, constitutes the dilution to investors in this offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value (total tangible book value less total liabilities) of the Company on such date by the number of shares of Common Stock outstanding on such date.

        At March 31, 1998, the net tangible book value of the Company was $3,959,433, or approximately $1.03 per share of Common Stock. After giving effect to the sale by the Company of 1,495,000 shares of Common Stock upon the exercise of outstanding Warrants, 130,000 shares of Common Stock upon the exercise of the Underwriters' Warrants and 130,000 shares of Common Stock upon the exercise of the Warrants included therein, and the receipt of the net proceeds therefrom, the net tangible book value at March 31, 1998 would have been $15,333,833, or approximately $2.74 per share of Common Stock, representing an immediate increase in net tangible book value of $1.71 per share to existing shareholders and an immediate dilution of $3.76 (58%) per share to those who exercise Warrants. The following table illustrates the foregoing information with respect to dilution on a per share basis:


Exercise Price (1)                                                     $6.50
Net tangible book value per share before exercise              $1.03
Increase per share attributable to exercise (2)(3)             $1.71

Adjusted net tangible book value after exercise                        $2.74

Dilution to persons exercising Warrants                                $3.76

_____________________________

(1) Before deducting solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of Warrants. See "Warrant Solicitation."

(2)     Assumes no exercise of other outstanding options or warrants.

(3) Includes proceeds from the sale of 130,000 shares of Common Stock upon the exercise of the Underwriters' Warrants at an average price of $6.50 per share.

CAPITALIZATION

        The following table sets forth the capitalization of the Company as of March 31, 1998 and as adjusted to give effect to the sale of Units offered hereby and the application of the net proceeds of this Offering. This information should be read in conjunction with the Financial Statements and related notes thereto appearing elsewhere in this Prospectus.


                                                                                   Actual                  As Adjusted (1)
                                                                                As of March 31,
                                                                                    1998
                                                                                 (unaudited)
Long-term Debt                                                                     $226,231                    $226,231
Stockholders' Equity:
  Common Stock $).0001 par value;
   Authorized 20,000,000 shares
   Issued and outstanding - 3,832,345 and 5,587,345 shares, respectively         $3,959,433                 $15,333,833
  Preferred Stock $0.0001 par value;
   Authorized 3,000,000 share
   Issued and outstanding - No shares                                                     0                           0
Additional paid-in capital                                                                0                           0
Accumulated deficit                                                            ($1,719,486)                ($1,719,486)
                                                                               ------------                ------------
Total stockholders' equity                                                       $3,959,433                 $13,614,347
                                                                               ============                ============
------------

(1) Gives effect to the sale of 1,495,000 shares of Common Stock upon the exercise of outstanding Warrants and the sale of 130,000 shares of Common Stock upon exercise of the Underwriters' Warrants and 130,000 shares of Common Stock upon the exercise of the Warrants included therein, resulting in net proceeds to the Company of $11,374,400 (after deducting expenses of the offering other than solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of the Warrants). See "Warrant Solicitation."

                       SELECTED FINANCIAL DATA

        The following selected financial data for the years ended
December 31, 1997 and 1996 are derived from the audited financial statements of American Champion Entertainment, Inc. The data for the three months ended March 31, 1998 and 1997, and as of March 31, 1998, are unaudited but, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for such periods. The data should be read in conjunction with the financial statements, related notes, and other financial information included or incorporated by reference herein.

Statement of Operations:



                                                                                            Year Ended            Year Ended
                                                                                           December 31,          December 31,
                                                     1998               1997                  1997                  1996
                                                       Three Months Ended
                                                            March 31,
                                                          (Unaudited)

Total Revenue                                     $381,998            $278,188              $1,179,553             $1,050,553
Net (loss)                                       ($134,890)          ($159,974)              ($801,416)             ($641,583)
Net (loss) per share                                ($0.04)             ($0.06)                 ($0.25)                ($0.27)
Weighted average shares outstanding              3,832,345           2,515,700               3,155,257              2,376,588
_____________



Balance Sheet Data:


                                                                         (Actual)                            (As Adjusted) (1)
                                                                        March 31, 1998                       March 31, 1998
                                                                                    (Unaudited, in thousands)

Working capital(deficiency)                                               $1,495                                  $12,869
Total assets                                                              $4,867                                  $16,241
Current Liabilities                                                         $681                                     $681
Long-term debt                                                              $226                                     $226
Stockholders' equity                                                      $3,959                                  $15,334

___________

(1)Gives effect to (i) exercise of all outstanding Warrants, (ii) exercise of all Underwriter's Warrants and (iii) exercise of all Warrants included in the Units issuable upon exercise of the Underwriter's Warrants, resulting in proceeds to the Company of $11,374,400 (after deducting expenses of the offering other than solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of the Warrants). See "Warrant Solicitation."

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION
                     AND RESULTS  OF OPERATIONS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" from liability for forward-looking statements. Certain information included in this Form 10-QSB and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by or on behalf of the Company) are forward-looking, such as statements relating to operational and financing plans, capital uses and resources, competition, and demands for the Company's products and services. Such forward-looking statements involve important risks and uncertainties, many of which will be beyond the control of the Company. These risks and uncertainties could significantly affect anticipated results in the future, both short-term and long-term, and accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the acceptance by the television viewer and public television stations of the television series - ADVENTURES WITH KANGA RODDY, production delays and/or cost overruns with respect to such series, changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations, unanticipated working capital or other cash requirements, changes in the Company's business strategy or an inability to execute its strategy due to unanticipated change in the industries in which it operates; and various competitive factors that may prevent the Company from competing successfully in the marketplace.



        The following section discusses the significant operating changes, business trends, financial condition, earnings and liquidity that have occurred in the three-month period ended March 31, 1998. This discussion should be read in conjunction with the Company's consolidated financial statements and notes appearing elsewhere in this report.

        The following section discusses the significant operating changes, business trends, financial condition, earnings and liquidity that have occurred in the two-year period ended December 31, 1997.
This discussion should be read in conjunction with the Company's consolidated financial statements and notes appearing elsewhere in this report.

        The following discussion may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated. For a discussion of factors that could cause actual results to differ, please see the discussion contained herein. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers are also encouraged to review the Company's publicly available filings with the Securities and Exchange Commission.

Results of Operations

Three Months Ended March 31, 1998 Compared to Three Months Ended March
31, 1997

        Revenues. For the three months ended March 31, 1998, the Company's total revenue increased to $381,998, an increase of $103,810 or 37% as compared to total revenue for the three months ended March 31, 1997 of $278,188.

        The Company's revenues from the operation of its karate studios for the three months ended March 31, 1998 was $126,905, a decrease of 50% from revenues of $255,950, for the three months ended March 31, 1997. The decrease is attributable to the reduction in the number of karate studios. In 1997, the Company closed five schools, two in Nevada and three in California which were not operating profitably. On March 31, 1998, the Company sold a studio to a former employee of the Company for $52,859 which was paid in the form of a promissory note which provides for 70 monthly payments of $1,000 including interest.

        For the three months ended March 31, 1998, the Company recognized $215,000 in film income. Film income was derived from the delivery of six episodes of the television show "Adventures with Kanga Roddy" to KTEH pursuant to the Distribution Agreement with KTEH dated May 6,
1997.

        The Company's interest income of $26,692 was earned from investment of the proceeds from the Company's initial public offering.

        Costs and Expenses. The Company's revenue from its karate studios and film business were offset by amortization of film costs of $73,332, calculated in proportion to the revenue generated by the television show in this first quarter to total expected revenues from the television show.

        The Company's expenses for salaries and payroll taxes increased by $22,606 or 12% for the three months ended March 31, 1998 from $193,028 for the comparable period in 1997. The increase was mainly the result of increases in administrative, film production and marketing personnel. Total selling, general and administrative expenses increased by $180,239 for the three months ended March 31, 1998 from $55,878 for the comparable period in 1997. This increase is primarily due to promotional expenses related to the television show, depreciation of production equipment and legal and accounting fees.

        Interest expense decreased $41,484 or 82% for the three months ended March 31, 1998 from $50,385 for the comparable period in 1997. This decrease in expense is attributable to the payoff of loans in 1997 with proceeds from the Company's IPO. Rent expense also decreased to $84,616 for the three month period ended March 31, 1998 from $124,299 for the comparable period in 1997, a decrease of 32%. The decrease in rent expense is primarily attributable to the closure of karate studios.

        As a result of the foregoing factors, the Company's net loss decreased by $25,084 or 16% from $159,974 for the three months ended March 31, 1997 to $134,890 for the three months ended March 31, 1998. Net loss per share decreased from $0.06 for the three months ended March 31, 1997 to $0.04 for the comparable period in 1998. Weighted average number of shares outstanding increased from 2,515,700 for the three months ended March 31, 1997 to 3,832,345 for the comparable period in 1998 due to the Company's initial public offering in August 1997.

Liquidity And Capital Resources

        Cash decreased for the three months ended March 31, 1998 by $1,241,488 of which $1,200,715 was for investing activities related to the production of the Adventures With Kanga Roddy show. Net operating cash loss was $34,655 and the balance of $6,118 was used in financing activities.

        As of March 31, 1998, total long-term debt was $62,261 and loans payable to related parties was $35,503. In addition, deferred revenues were $244,912 (current portion) and $163,215 (long-term liabilities) at March 31, 1998. Deferred revenues are primarily pre-paid tuition for the karate studios which cannot be immediately recognized. In connection with the sale of the studio discussed above, the Company retained all advance payments of tuition which were $156,536 at March 31, 1998 but adjusted this for future estimated refunds to students enrolled prior to March 31, 1998 to $94,000. This amount is included in deferred revenue.

Recent Developments

On April 20, 1998, the Company entered into a Continuing Distribution Agreement with KTEH for the distribution of 26 more half-hour Kanga Roddy shows and two one-hour specials. Under the Continuing Distribution Agreement, KTEH receives the exclusive domestic broadcast rights to the new episodes for two years and agrees to pay the Company $30,000 for each half-hour program and $60,000 for each of the two one-half hour shows. In anticipation of its need for additional working capital to produce the additional 28 episodes of the Kanga Roddy series, the Company engaged JW Charles Securities, Inc. on April 24, 1998 to assist the Company in identifying sources of financing. There can be no assurance that such financing will be available, or, if available, will be on terms satisfactory to the Company or not dilutive of existing shareholders.

On April 29, 1998, the Company executed a sponsorship agreement with Sara Lee Corporation, the parent company of Hanes, which provides for Hanes' corporate sponsorship of the Adventures With Kanga Roddy show. It is anticipated that basketball legend Michael Jordon will star in the Hanes campaigns.

Year Ended December 31, 1997 ("Fiscal 1997") Compared to Year Ended December 31, 1996 ("Fiscal 1996")

        The Company was formed in February 1997 and has a wholly owned subsidiary, ABK which owns and operates karate studios. ABK wholly owns AC Media which is a media production and marketing company.

                Revenues. During the year ended December 31, 1997, the Company's total revenue increased to $1,179,553, an increase of $129,000 or 12% as compared to total revenue for the year ended
December 31, 1996 of $1,050,553.

        The Company's revenues from the operation of its karate studios for the year ended December 31, 1997 was $921,158, a decrease of 12% from revenues of $1,050,553, for the year ended December 31, 1996.
The decrease is attributable to the reduction in the number of karate studios. In 1997, the Company closed five schools, two in Nevada and three in California which were not operating profitably. There were five remaining studios at the end of 1997. The Company plans to continue to review the profitability of its remaining studios and will sell or close those that are not performing in the Company's judgment.

        For the year ended December 31, 1997 the Company recognized $215,000 in film income. Film income was derived from the delivery of the first seven episodes of the television show "Adventures with Kanga Roddy" to KTEH pursuant to its Distribution Agreement with KTEH. See "Business."

        The Company's interest income of $43,395 was earned from investment of the proceeds from the Company's initial public offering.

        Costs and Expenses. The Company's revenue from its karate studios and film business were offset by a write off of film costs of $105,000 resulting from the Company's determination that it is unlikely that it will generate significant revenue from sales of the "STRONG MIND FIT BODY" program. The Company also paid loan fees of $65,000 during 1997 pursuant to a 1994 loan agreement which required the Company, as borrower, to pay such fees in the form of shares of its common stock in the event the Company's common stock became publicly traded. In addition, the Company also accrued expenses of $57,000 for the estimate costs to be incurred in further periods related to karate studios closed.

        The Company's expenses for salaries and payroll taxes increased by $80,912 or 11% in 1997 from $712,574 in 1996. The increase was mainly the result of increases in administrative, film production and marketing personnel. Total selling, general and administrative expenses increased $47,748 or 15% in 1997 from $325,025 in 1996. This increase is primarily due to production expenses and other expenses incurred in connection with the Company's common stock becoming publicly traded.

        Interest expense increased $41,301 or 60% in 1997 from $69,383 in 1996. This increase in expense is attributable to loans incurred in 1996 and 1997, which were paid in full in the third quarter of 1997.
Rent expense, however, decreased from $496,212, for the twelve month period ended December 31, 1996 to $382,928 for the comparable periods ended December 31, 1997, a decrease of 23%. The decrease in rent expense is primarily attributable to the closure of karate studios in 1997.

        As a result of foregoing factors, the Company's net loss increased by $159,833 or 25% from ($641,583) for the year ended December 31, 1996 to ($801,416) for the year ended December 31, 1997. Net loss per share decreased from ($0.27) in 1996 to ($0.25) in 1997 due to the increase in the number of outstanding shares of the Company issued in the Company's initial public offering which closed in August 1997.

Liquidity and Capital Resources

Stockholders' equity increased $6,032,821 or 311% in 1997 as a result of the completion of the Company's initial public offering in 1997 and the expiration of the common stock rescission agreement. Cash increased for the twelve months ended December 30, 1997 by $1,766,894 and decreased by ($37,480) for the twelve months ended December 31, 1996. Cash utilized for operations for the twelve months ended December 31, 1997 and 1996 was ($1,235,745) and ($546,922),
respectively. Cash used for investing activities for the twelve months ended December 31, 1997 and 1996 was ($1,993,073) and ($447,378),
respectively, and is primarily attributable to the cost of producing seven episodes of the Kanga Roddy Series. Cash from financing activities for the twelve months ended December 31, 1997 and 1996 was $4,995,712 and $956,820, respectively. Cash from financing for 1997 resulted primarily from sales of common stock and warrants in the Company's initial public offering. Cash from financing for 1996 resulted primarily from private sales of the Company's common stock.

        The Company has historically financed its operating and capital outlays primarily through sales of common stock, loans from stockholders and other third parties and bank financing.

        Total long-term debt as of December 31, 1997 was $64,199, which was $269,046 less than total long-term debt of $333,245 at December 31, 1996. Loans payable to related parties as of December 31, 1997 was $37,255 as compared to $352,175 as of December 31, 1996. The decreases in such debt and loans are attributable to the re-payments made by the Company during 1997 from net proceeds of its common stock public offering. In addition, deferred revenues decreased $375,156 or 41% from $918,676 at December 31, 1996 to $543,520 at December 31, 1997.
Deferred revenues are primarily pre-paid tuition for the karate studios which cannot be immediately recognized and the decrease is the result of the conversion of such deferred revenues into recognized revenues and the refund of pre-paid tuition for students who terminate their karate instruction prior to completing their subscribed program.

        The Company maintains a credit line with Wells Fargo Bank pursuant to which the Company has borrowed approximately $31,000 (the maximum amount available is $40,000), repayment of which is made at the monthly rate of 2% of the outstanding balance of the borrowing. Other than such loan and an immaterial amount owed to another bank, the Company does not presently maintain any other borrowing facility or have any indebtedness to financial institutions.

        As of December 1997, the Company had working capital of $2,344,419 which the Company believes will be adequate to sustain operations for the foreseeable future. The Company may seek to develop and produce additional episodes of the Kanga Rodddy series which will require working capital. To the extent that the Company's available working capital is insufficient to finance the Company's working capital requirements, the Company will be required to raise additional funds through public or private equity or debt financing or by exercising its rights to redeem the outstanding warrants to purchase common stock. There can be no assurance that such additional financing will be available, or, if available, will be on terms satisfactory to the Company or not dilutive of existing shareholders.

                                BUSINESS

General

American Champion Entertainment, Inc. (the "Company") is a Delaware corporation headquartered in Hayward, California and incorporated on February 5, 1997. The Company was formed as a holding company for its wholly-owned subsidiary, America's Best Karate, a California corporation ("ABK"), formed in June 1991, and ABC's wholly-owned subsidiary, American Champion Media, Inc., a Delaware corporation ("AC Media"), formed in February 1997. Unless indicated otherwise, references to the "Company" herein shall include ABK and AC Media.

        ABK owns, manages and operates a chain of karate schools with four locations in the San Francisco Bay Area. ABK's schools provide
karate instruction to students of all ages and skill levels.   AC Media
is a media production and marketing company. Through AC Media, the Company is involved in (i) the development, production and marketing of "ADVENTURES WITH KANGA RODDY," a television program aimed at pre-school and primary school children (the "Kanga Roddy Series"), (ii) the licensing of merchandising rights related to the Kanga Roddy Series, and (iii) the development, production and marketing of various audio tapes, video tapes and workbooks that specialize in fitness information.

"Adventures With Kanga Roddy"

        The Company has developed and produced thirteen half-hour episodes of the Kanga Roddy Series. The Kanga Roddy Series uses martial arts values such as humility, discipline and respect, with the added elements of song, contemporary music, dance, vibrant colors and exciting movements designed to capture its targeted pre-school and primary school children audience's attention. The Kanga Roddy Series features a six-foot tall kangaroo character named Kanga Roddy who is a martial arts expert. Unlike other martial arts programs which feature violence, Kanga Roddy never fights because he understands that conflict can always be resolved with knowledge, compassion, humility, respect and an open mind.

        Each episode of the Kanga Roddy Series focuses on a group of children at a community center and their teachers (played by Jennifer Montana and Karen Lott, wives of former San Francisco 49ers football players, Joe Montana and Ronnie Lott) working on activities such as reading, physical fitness and arts and crafts. During these activities, the children encounter an ethical or social problem which causes uneasiness or unhappiness among some of the children. The teachers sense the problem and suggest that the children seek help from their friend, Uncle Pat, the proprietor of a rare bookstore played by Pat Morita. Uncle Pat, with the assistance of his pet bookworm, Shakespeare, magically transports the children to the land of Hi-Yah where Kanga Roddy lives.

        Once in the land of Hi-Yah, Kanga Roddy and his friend Bantu, a female African snake, help the children solve their problem by giving examples presented through songs. Kanga Roddy gets inspiration for the proper solution to the problem through flashbacks to lessons learned from his martial arts teacher, Zatochi, a wise old snow monkey. The children also learn a physical activity each time they visit Kanga Roddy such as balance, jumping or kicking. When the children return to the community center, they review what they have learned with their teachers.

In May 1997, the Company and KTEH, the public broadcasting station serving the San Jose, California area, entered into a Distribution Agreement (the "Distribution Agreement") which grants KTEH the exclusive right to distribute, advertise, market or otherwise exploit the Kanga Roddy Series on public broadcast affiliated stations throughout the United States for a two-year period. KTEH has cleared the broadcast of the Kanga Roddy Series with 47 other public broadcast stations which the Company believes broadcast to approximately 56% of the households in the United States (approximately 47 million households). Approximately one third of these stations are scheduled to commence broadcast of the Kanga Roddy Series in April 1998 and the balance are scheduled to commence broadcast in May and June 1998.
Under the terms of the Distribution Agreement, KTEH is entitles to 15% of monies collected by KTEH (plus distribution expenses) from its exploitation of the distribution rights granted to it with the balance to be paid to the Company. KTEH also agreed to pay the Company an advance of $430,000 payable in four equal installments tied to the Company's delivery of thirteen episodes of the Kanga Roddy Series. As of December 31, 1997, the Company had delivered seven episodes of the Kanga Roddy Series and recognized $215,000 of the total advance. The Company has completed the development and production of the remaining six episodes and anticipates delivery of such episodes to KTEH and recognition of the balance of the advance on or prior to March 31, 1998. The $430,000 advance will be deducted from all royalties payable to the Company by KTEH. Under the Distribution Agreement, the Company has also committed to sharing with KTEH (i) 8% of revenues from the sale (less fees and commissions) and licensing of non-broadcast ancillary rights of educational products such as video tapes, books and music tapes and (ii) 5% of gross profits (less fees and commissions) of the Company from the sale and licensing of toys and clothing. The Company has also granted KTEH a right of first refusal with respect to broadcast rights to the Kanga Roddy Series not granted to KTEH in the Distribution Agreement.

        The Company's strategy includes pursuing licensing and merchandising opportunities related to the Kanga Roddy Series. Characters developed in a popular series, and often the series itself, achieve a high level of recognition and popularity, making them valuable licensing and merchandising assets. Among the most popular licensed items are toys, clothing, food, dinnerware/lunch boxes, watches and soft vinyl goods such as boots, backpacks and raincoats. The Company plans to retain worldwide rights to the characters and images developed in the Kanga Roddy Series, to protect its rights to such characters and images through appropriate registration, and to license their use to manufacturers for specific products. There is no assurance, however, that the Company will be able to successfully retain or protect its rights through registration, or to license its properties. The Company also hopes to realize revenues through the distribution of the Kanga Roddy Series in the home video market, although there is no assurance that the Company will be able to do so. If the Kanga Roddy Series does not attain and maintain widespread television distribution, or widespread popularity, it is unlikely that any significant licensing or merchandising opportunities or revenue will arise or be maintained.

In July 1997, the Company and SEGA of America, Inc. ("SEGA") entered into a Licensing Agent Agreement appointing SEGA as the Company's non-exclusive agent for purposes of licensing and merchandising the "Kanga Roddy" trademark brand name characters and logo and home video distribution of the Kanga Roddy Series (the "SEGA Agreement").
Pursuant to the SEGA Agreement, SEGA has agreed to solicit and negotiate licensing and merchandising agreements on behalf of the Company, and monitor and oversee the licensing, promotion and marketing programs in consideration for 30% of all monies or other consideration payable to the Company under any agreement entered into during the three year period following execution of the SEGA Agreement by the
Company which was secured or serviced by SEGA.    Upon the expiration
or termination of the SEGA Agreement, SEGA will continue to be entitled to receive such consideration with respect to any License Agreement for the greater of (i) the actual term of each such License Agreement; or
(ii) five years from the date of commencement of each such License Agreement. In addition, in the event SEGA enters into any master toy, home video or master apparel license, SEGA will immediately become the exclusive agent for the Company for purposes of licensing and merchandising the "Kanga Roddy" name to third parties for use on or in connection with merchandise products throughout the world. The SEGA Agreement is not conditioned on the Company's receiving any minimum amount from the persons or entities introduced by SEGA.

Fitness Products

        The Company develops, produces and markets various video tapes, audio tapes and workbooks that specialize in fitness information and education ("Fitness Products"). The Company's first Fitness Product, entitled "STRONG MIND FIT BODY," consists of video tapes, audio tapes and a workbook, intended to teach motivational techniques to start and stay with an exercise program in order to lose weight. In June 1996, the Company entered into a Distribution Agreement with InteliQuest, a Utah general partnership. See "Management's Discussion and Analysis or Plan of Operation - Results of Operations" for a discussion on the Company's decision to write off its film costs relating to this Fitness Product.

        The Company's second Fitness Product, entitled the "MONTANA EXERCISE VIDEO," is a cardio kick-boxing video starring former superstar quarterback Joe Montana and his wife Jennifer, both of whom have trained at the Company's karate schools. The Company has not commenced distribution of this Fitness Product.

Karate Studios

        The Company manages and operates a chain of company owned karate studios with four locations in the San Francisco Bay Area under the name "America's Best Karate." Each of the Company's instructors, all of whom are black belts, have undergone a rigorous training program conducted by Messrs. Chung and Chan (both members of the Karate Black Belt Hall of Fame) and/or other instructors of ABK. Each karate studio conducts approximately 40 forty-five minute classes each week. The classes are generally comprised of 10 to 15 students and taught by one to three instructors. The Company's black belt course requires approximately 36 months of study and its second degree black belt program requires approximately 48 months of study. Classes are organized by skill level and age group. Students may take as many classes as are available each week without additional charge. Fees, if paid in advance, are generally $1,800 and $2,400 for the black belt and second degree black belt programs, respectively. At each karate studio, the Company also sells martial arts related products, such as uniforms, other clothing and safety equipment.

        During 1997, the Company closed five studios, which were not operating profitably. The Company was able to retain approximately 65% of the students who attended the closed studios by combining them with other nearby ABK studios. As of December 31, 1997, there were approximately 1,350 students enrolled at the Company's five karate studios. The Company believes that the average age of the Company's students is approximately 12 years old. At these enrollment levels the Company estimates that it is currently operating at approximately 75% of its total capacity. See "Management's Discussion and Analysis or Plan of Operation - Results of Operations."

Competition

        Each of the industries in which the Company competes is highly competitive and most of the companies with which the Company competes have greater financial and other resources than the Company. With respect to the Company's media activities, the Company competes with major production companies, and competition for access to a limited supply of facilities and talented creative personnel to produce its programs is often based on relationships and pricing. The Company's programs compete for time slots, ratings and related advertising revenues with other programming products.

        The Company's Fitness Products compete with many other products aimed at the fitness and weight loss markets, including other video tapes, audio tapes and workbooks, and various types of exercise machinery. Many of these competing products are sponsored or endorsed by celebrities and sports figures, and many are marketed by companies having significantly greater resources than the Company.

        The martial arts industry is also highly competitive. The Company's competitors include a variety of small to medium sized martial arts instructional centers. Some of the Company's karate studio competitors have significantly greater financial and other resources and longer operating history and there can be no assurance that the Company will be able to compete successfully in the marketplace or achieve a significant market share. The Company does not perceive its karate studios to be in competition with health or fitness clubs, gyms, YMCA's or YWCA's. Although such facilities may offer some martial arts classes, they do not generally offer intensive martial arts programs emphasizing discipline and the development of self-confidence.

Employees

        At June 15, 1998, the Company employed a total of 20 employees on a full-time basis and 6 employees on a part-time basis.
Property

        The Company leases space for its Hayward headquarters on a month-to-month basis and is considering relocating its headquarters. The Company also leases space as needed for its five karate studios in the San Francisco Bay Area. Such leases are for premises ranging from 1,800 to 3,200 square feet. The Company believes that its facilities are adequate for its present purposes.

Legal Proceedings

On April 24,1998, the Company filed a Complaint for Declaratory Relief in the U.S. District Court, Northern District of California, against William Charles Jeffreys, requesting a judicial determination of the Company's rights in certain intellectual property associated with the Adventures with Kanga Roddy show, and that Mr. Jeffreys has no such
rights.   The Company disputes all claims of Mr. Jeffreys to an
interest in certain of the Company's intellectual property and intends to vigorously protect its ownership and rights to such intellectual property.

With the exception of the foregoing, no lawsuits or proceedings are currently pending against the Company.


                               MANAGEMENT

Directors, Executive Officers and Key Employees

        The current directors, nominated directors, executive officers and key employees of the Company are as follows:

    Name                     Position with Company                 Age
Anthony K. Chan           President, Chief Executive                43
                          Officer,  Chief Financial
                          Officer and  Director
George Chung              Chairman and Director                     36
Don Berryessa             Vice President and  Director              27
William T. Duffy          Director                                  42
Alan Elkes                Director                                  52
Jan D. Hutchins           Director                                  49
Ronald M. Lott            Director                                  39


        The following information with respect to the principal occupation or employment of each nominee for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominee's business experience during the past five years, has been furnished to the Company by the respective director nominees.

        Anthony K. Chan. Mr. Chan has served as President, Chief Executive Officer, Chief Financial Officer and a Director of the Company since February 1997, and as Chief Executive Officer and Chief Financial Officer of America's Best Karate since 1991. From 1985 to 1990, Mr. Chan served as the Director of Chinese Affairs for the Eisenberg Company, a diversified business enterprise, where Mr. Chan's principal duty was to negotiate contracts in the People's Republic of China. Prior to 1985, Mr. Chan was employed by the Bank of America NT & SA as an economic forecaster. Mr. Chan received his MBA from the University of California at Berkeley. Mr. Chan's martial arts training began in 1968 in Hong Kong. He was the first American allowed to train as a professional in the People's Republic of China. He is a published author and has been featured in newspapers, magazine covers, television and motion pictures. He was inducted into the Black Belt Hall of Fame in 1981.

        George Chung. Mr. Chung has served as Chairman of the Board and a Director of the Company since February 1997, and as President of America's Best Karate since 1991. From 1981 to 1991, Mr. Chung owned and operated a karate studio in Los Gatos, California. Mr. Chung was inducted into the Black Belt Hall of Fame in 1983. He is regarded in the martial arts industry as a pioneer in the modernization of what is known as contemporary martial arts training, which includes the use of music in both training and performance. He has been featured in magazines, books, television and motion pictures. He is a published author and wrote "Defend Yourself," a worldwide published self-defense system for Sybervision Systems. In 1995, he was awarded a "Superbowl Ring" from the San Francisco 49ers in recognition for his outstanding martial arts work with their championship football team.

        Don Berryessa. Mr. Berryessa has served as Vice President and Director of the Company since February 1997, and as Vice President and General Manager of America's Best Karate since July 1993. Mr. Berryessa received his Bachelor's of Science degree in marketing and economics from San Jose State University in 1992 while working as America's Best Karate's District Manager. As America's Best Karate's District Manager, Mr. Berryessa was in charge of marketing and sales and played an instrumental role in the expansion of America's Best Karate from one location to 10. Prior to working with America's Best Karate he served as a member of the United States Army & Army Reserve as a combat military policeman.

        William T. Duffy. Mr. Duffy has served as Vice-President of Business Operations and Chief Financial Officer for the San Francisco 49ers since June 1996. He is responsible for all non-football related business and provides financial guidance and support for all the team's football related activities. Mr. Duffy's previous experience has included serving as Director of Compliance for the National Football League from October 1993 to May 1996, Treasurer of Robbie Stadium Corporation from June 1990 to September 1993 and Director of Finance of the Miami Dolphins from March 1988 to May 1990. Mr. Duffy, a CPA, is a graduate of Princeton University and received his Masters of Accounting from New York University.

        Alan Elkes. Mr. Elkes has served as Chief Executive Officer of Dalton Kent Securities Group, Inc., an investment banking and brokerage firm, since June 1996. From September 1994 to June 1996, Mr. Elkes served as Financial and Operations Manager at a branch office of Corporate Securities Group Inc., an investment banking and brokerage company. From February 1991 to September 1994, Mr. Elkes owned and operated Minuteman Press, a printing company. Mr. Elkes began his career in the stock brokerage industry in 1968. He has an MBA in accounting from St. Johns University in New York and is also a licensed CPA in the State of New York.

        Jan D. Hutchins. Mr. Hutchins has served as President of AC Media, since February 1997. From July 1994 to November 1995, Mr. Hutchins was one of a four person management team for GolfPro International, an emerging company designing and marketing a terrain-based, personal service robot. From 1993 to 1994, Mr. Hutchins was community services director for the San Francisco Giants professional baseball team. From 1991 to 1993, Mr. Hutchins developed, produced and hosted the HOOKED ON GOLF radio program for KNBR 68 in San Francisco. From 1972 to 1991, Mr. Hutchins served in various capacities in the television field, including news anchor, sports director, sports anchor/reporter and television host.

        Ronald M. Lott. Mr. Lott spent 15 seasons in the National Football League, playing for the San Francisco 49ers (1981-1990), Los Angeles Raiders (1991-1992), New York Jets (1993-1994) and the Kansas City Chiefs (1995). Mr. Lott was selected to play in the Pro Bowl 10 times and won four Superbowl Championships with the San Francisco 49ers. In 1996, Mr. Lott joined FOX Sports as a studio analyst and, along with James Brown, Howie Long and Terry Bradshaw, won an Emmy for their pregame show, FOX NFL Sunday. Mr. Lott is also very active in civic and community activities. He founded "All-Stars Helping Kids," a non-profit charity to raise funds for youth organizations, is involved with the national "Stay in School" program and hosts a number of events such as golf tournaments and benefits to raise funds for worthwhile causes. Mr. Lott is also the owner of Ronnie Lott's Club Fitness in San Jose and Dream Sports, a sports marketing company.

        No director or executive officer of the Company has any family relationship with any other director or executive officer of the Company.

Committees of the Board of Directors

        The Board of Directors has appointed an Audit Committee and a Compensation Committee.

        The members of the Audit Committee are Messrs. Chan, Duffy and Elkes. The committee (a) approves the selection and termination of independent public accountants, (b) approves the scope of external audit services, (c) reviews adjustments recommended by the independent public accountant and address disagreements between the independent public accountants and management, (d) reviews the adequacy of internal controls and management's handling of identified material inadequacies and reportable conditions in the internal controls over financial reporting and compliance with laws and regulations, and (e) supervises the internal audit function, which may include approving the selection, compensation and termination of internal auditors. The Audit Committee did not meet in 1997, and has one meeting in 1998.

        The members of the Compensation Committee are Messrs. Chan, Chung, Duffy, Elkes and Berryessa. The purpose of the committee is to ensure that the Company's directors and employees receive adequate and fair compensation, including salaries and bonuses, and that such compensation is competitive within the industry. The committee also administers the Company's stock option plans. The Compensation Committee acted by unanimous written consent three times in 1997.

Directors' Compensation

        The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses incurred following completion of the Offering in connection with attendance at Board of Directors and committee meetings. Directors may also receive stock options under the Company's stock option plans. See "Management-- Stock Plans."

        Pursuant to Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by law, indemnify all directors, officers, incorporators, employees and agents of the Company against liability for certain of their acts, and the Company intends to enter into seperate indemnification agreements with each of its directors and officers to effectuate these provisions. The Company's Certificate of Incorporation also provides that, with certain exceptions, no director of the Company will be liable to the Company for monetary damages as a result of certain breaches of fiduciary duties as a director.
Exceptions to this include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any arrangement, provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid (for services rendered in all capacities) during the Company's past three fiscal years to Anthony K. Chan, President, Chief Executive Officer and Chief Financial Officer of the Company and to George Chung, Chairman of the Board, the only executive officer other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 in 1997, (together, "named executive officers").


   Name              Position            Year (1)        Salary             Long-Term
                                                                           Compensation
                                                                          Awards/Options
                                                                              (1)(2)

Anthony K.        President, Chief         1997          $101,704             87,500
Chan              Executive Officer and    1996           $57,600               0
                  Chief Financial          1995           $43,000               0
                  Officer

George            Chairman of the          1997          $107,284             87,500
Chung             Board                    1996           $57,600               0
                                           1995          $ 43,000               0


(1) Information provided for 1995 and 1996 represent compensation received by Messrs. Chan and Chung, as President and Chief Executive
        Officer, respectively, of America's Best Karate, the predecessor to the Company.
(2)     Options were granted under the Company's 1997 Stock Plan.

Employment Contracts

        In March 1997, the Company entered into employment agreements, effective as of August 5, 1997, the closing date of the Company's initial public offering, with each of Mr. Chung, Mr. Chan and Mr. Berryessa pursuant to which Mr. Chung continues to serve as the Company's Chairman of the Board, Mr. Chan continues to serve as the Company's President, Chief Executive Officer and Chief Financial Officer and Mr. Berryessa continues to serve as the Company's Vice-President. Each agreement has a term of five years. Pursuant to the agreements, in 1997 the Company paid to Messrs. Chung, Chan and Berryessa a base salary of $100,000, $100,000 and $65,000 per year, respectively. Each agreement also provides for the following bonuses:
(i) options to purchase 87,500, 87,500 and 25,000 shares of Common Stock of the Company, respectively, exercisable at 120% of the Company's initial public offering price of the Common Stock of the Company which was $6.00, which options were granted on July 30, 1997
(ii) $200,000, $200,000 and $100,000, respectively, if all of the warrants issued to the Company's initial public offering are exercised by the holders thereof within the five-year exercise period of such warrants. In addition, the executives are also entitled to certain fringe benefits. If any of Messrs. Chung, Chan or Berryessa is terminated other than for cause, death or disability, the Company is obligated to pay such executive an amount equal to his base salary then in effect for the remaining term of the agreement.

        In March 1997, the Company and AC Media, entered into a two-year employment agreement with Jan D. Hutchins effective as of August 5, 1997, the closing date of the Company's initial public offering, pursuant to which Mr. Hutchins serves as President of AC Media and is responsible for supervising the production and marketing of the AC Media's media projects. Pursuant to the agreement Mr. Hutchins received an annual base salary of $39,600 in 1997. The employment agreement also provides for the following bonuses: (i) 4,000 shares of Common Stock of the Company upon the public offering, subject to compliance with applicable laws (these shares were issued at no cost to Mr. Hutchins and were capitalized into the Company's film costs, because of Mr. Hutchins contributions to the Company's film production, at their fair market value at the time of issuance); (ii) options to purchase 20,000 shares of Common Stock of the Company, exercisable at 120% of the public offering price of the Common Stock of the Company which was $6.00, which options were granted on July 30,1997; and (iii) $100,000 in cash if all of the warrants issued to the public in the Company's initial public offering are exercised by the holders thereof within two years of the consummation of the offering. The employment agreement also provides for certain fringe benefits. If Mr. Hutchins is terminated for reasons other than for cause, death or disability, the Company is obligated to pay Mr. Hutchins an amount equal to his base salary then in effect for the remaining term of the agreement.
None of the above-referenced employment agreements contain non-competition provisions.

Stock Options Grants and Exercises

        The following table shows the stock options granted to the named executive officers during the last completed fiscal year:


                                       Option/SAR Grants in Last Fiscal Year



                                                Individual Grants

                                               % of Total
               Number of Securities            Options Granted
               Underlying Option               to Employees in        Exercise or Base Price
Name           Granted (#)                     Fiscal Year            ($/Sh)                      Expiration Date

Anthony K.          87,500                          37%                    $6.00                      7/30/07
Chan

George              87,500                          37%                    $6.00                      7/30/07
Chung


                The following table shows the value at December 31, 1997, of unexercised options held by the named executive officers:


                       Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


                                                             Number of securities                Value of unexercised
                                                             underlying unexercised              in-the-money options
                                                             options at fiscal year-end          at fiscal year-end ($)
                                                                       (#)
Name              Shares acquired        Value Realized       Exercisable/unexercisable              Exercisable/
                  on exercise (#)              ($)                                                   unexercisable
Anthony K. Chan          0                     0                    87,500/0                         $164,063/$0
George Chung             0                     0                    87,500/0                         $164,063/$0


Stock Plans

        1997 STOCK PLAN

        The 1997 Stock Plan was adopted by the Board of Directors and stockholders of the Company in March 1997 and become effective upon the closing of the IPO. The total number of shares of Common Stock subject to issuance under the 1997 Stock Plan was originally 350,000, subject to adjustments as provided in the 1997 Stock Plan; however, the 1997 Stock Plan was amended in May 1998 to provide that the total number of shares of Common Stock subject to issuance under the 1997 Stock Plan is 800,000.

        The 1997 Stock Plan provides for the grant of stock options (including incentive stock options as defined in Section 422 of the Code and non-qualified stock options), stock appreciation rights ("SARs") and other stock awards (including restricted stock awards and stock bonuses) to employees of the Company or its affiliates or any consultant or advisor engaged by the Company who renders bona fide services to the Company or the Company's affiliates in connection with its business; provided, that such services are not in connection with the offer or sale of securities in a capital raising transaction. Prior to the date when securities are first registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1997 Stock Plan will be administered by the Company's Board of Directors.

        The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") which will be comprised of "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. Stock options may be granted by the Committee on such terms, including vesting and payment forms, as it deems appropriate in its discretion; provided, that no option may be exercised later than ten years after its grant, and the purchase price for incentive stock options and non-qualified stock options shall not be less than 100% and 85% of the fair market value of the Common Stock at the time of grant, respectively.

        SARs may be granted by the Committee on such terms, including payment forms, as the Committee deems appropriate, provided that a SAR granted in connection with a stock option shall become exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which shall not exceed ten years from the date of grant). A SAR shall not be exercisable during the first six months of its term and only when the fair market value of the underlying Common Stock exceeds the SAR's exercise price and is exercisable subject to any other conditions on exercise imposed by the Committee. In the event of a change in control of the Company, the Committee retains the discretion to accelerate the vesting of stock options and SARs and to remove restrictions on transfer of restricted stock awards. Unless terminated by the Board of Directors, the 1997 Stock Plan continues until December 2007. Upon the occurrence of an event constituting a Change of Control, in the sole discretion of the Committee, all options and SARs will become immediately exercisable in full for the remainder of their terms and restrictions on stock granted pursuant to a Restricted Stock Award will lapse.

        1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

        The Company's 1997 Non-Employee Directors Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors and stockholders of the Company in March 1997 and became effective upon the closing of the IPO. A total of 50,000 shares are available for grant under the Directors Plan. The Directors Plan provides for the automatic grant to each of the Company's non-employee directors of (i) an option to purchase 5,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors (the "Initial Grant") and (ii) an option to purchase 2,000 shares of Common Stock on each anniversary thereof on which the director remains on the Board of Directors (the "Annual Grant"). The options will have an exercise price of 100% of the fair market value of the Common Stock on the date of grant and have a 10-year term. Initial Grants become exercisable in two equal annual installments commencing on the first anniversary of date of grant thereof and Annual Grants become fully exercisable beginning on the first anniversary of the date of grant. Both Initial and Annual Grants are subject to acceleration in the event of certain corporate transactions. Any options which are vested at the time the optionee ceases to be a director shall be exercisable for one year thereafter. Options which are not vested automatically terminate in the event the optionee ceases to be a director of the Company. Options which are vested on the date the optionee ceased to be a director due to death or disability generally remain exercisable for five years thereafter. If the Company is a party to a transaction involving a sale of substantially all its assets, a merger or consolidation, all then outstanding options under the Directors Plan may be canceled. However, during the 30 day period preceding the effective date of such transaction, all partly or wholly unexercised options will be exercisable, including those not yet exercisable pursuant to the vesting schedule. As of the date of this Prospectus, a total of 15,000 options have been granted under the Directors Plan.

                          PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this Prospectus and as adjusted to reflect the issuance by the Company of shares of Common Stock upon exercise of the Warrants, certain information with respect to stock ownership of (i) all persons known by the Company to be beneficial owners of 5% or more of its outstanding shares of Common Stock; (ii) each director; and (iii) all directors and officers as a group, together with their respective percentage ownership of such shares before the Offering and as adjusted to reflect the sale of the shares of Common Stock and Warrants offered hereby. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of Common Stock listed below.


Name and Address                                       Shares Owned                      Before        After
                                                                                       Offering     Offering(6)
                                                                                      Percentage of Common Stock
                                                                                               Owned
George Chung(1)                                         597,838 (2)                      15.6%          10.7%
Anthony Chan(1)                                         593,438 (3)                      15.5%          10.6%
Don Berryessa(1)                                        193,600 (4)                       5.1%           3.5%
Montana Family Trust                                     258,456(5)                       6.7%           4.6%
c/o Raimondo, Pettit & Glassman
21515 Hawthorne Blvd., #1250
Hawthorne, CA  90503
William T. Duffy*                                           -                              -              -
Alan Elkes*                                                 -                              -              -
Jan D. Hutchins *                                           -                              -              -
Ronald M. Lott*                                             -                              -              -

All officers and directors as a group  ( 7 persons)      1,384,876                       36.1%          24.8%


*         Less than one percent.
___________

(1)     The addresses for the directors and executive officers are the same as that of the Company.
(2)     Includes (i) 87,500 shares subject to presently exercisable options granted under the Company's 1997 Stock Plan and (ii) 4,400 shares owned by Mr. Chung's wife.
(3) Includes 87,500 shares subject to presently exercisable options granted under the Company's 1997 Stock Plan.
(4) Includes Includes (i) 25,000 shares subject to presently exercisable options granted under the Company's 1997 Stock and (ii) 28,100 shares owned by Mr. Berryessa's wife.
(5)     Includes 100,000 shares subject to presently exercisable options
        granted under the Company's 1997 Stock                Plan.
(6) These percentages assume that all outstanding Warrants are exercised and that the Underwriter exercises all of the Underwriter's Warrants and all of the Warrants included therein.

                         CERTAIN TRANSACTIONS

        Messrs. Chung and Chan are the guarantors of two loans from Karen T.I. Shen and Thomas Jung Woo originally totaling $27,000 and bearing interest at 14% per annum which are due and payable in 1999 and 2000, and are the direct obligors on a loan in the original principal amount of $100,000 from the Michael Triantos M.D. Inc. Money Purchase and
Profit Sharing Pension Plans Trust which is being treated as a debt of the Company which loan bears interest at the rate of 12% per annum and is due on the earlier of the completion of this Offering or December
15, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Messrs. Chung and Chan are also the guarantors of one property lease of the Company and are the direct obligors on two property leases which are being treated as leases of the Company. See Notes to Financial Statements."

        In a letter dated October 29, 1996, the Company agreed to pay Joe and Jennifer Montana, significant stockholders of the Company, $50,000 in cash, payable 30 days prior to the release of the Company's second
Fitness Product, entitled "MONTANA EXERCISE VIDEO." In such letter, the Company also agreed, and have paid, to Joe and Jennifer Montana an additional $50,000 from the proceeds of the initial public offering, and then subsequently a royalty payment of $1 per video tape sold. See "Business-Fitness Products."
Joe and Jennifer Montana have both been training in the Company's karate schools for approximately three years. The "MONTANA EXERCISE VIDEO" stars the former superstar quarterback and his wife Jennifer in a kick-boxing video. Jennifer Montana also co-hosts the Kanga Roddy Series.

        Mr. Alan Elkes, a director nominee of the Company, is Chief Executive Officer of the Managing Underwriter. For a description of the arrangements between the Company and the Managing Underwriter, see "Underwriting."

        In June 1997, Mr. George Chung, the Chairman of the Board, loaned at no interest approximately $17,673 to the Company in order to allow the Company to repay its loan with the Bank of Canton. The Company intends to repay Mr. Chung the outstanding principal balance of this loan with the net proceeds of the Offering. On July 2, 1997, Mr. Chung also loaned at no interest approximately $35,400 to the Company in order to allow the Company to repay its loan from Silicon Valley Bank. The Company has repaid the outstanding principal balance of this loan with the net proceeds of the initial public offering.

        None of the transactions with officers or shareholders of the Company and their affiliates were made on terms less favorable to the Company than those available from unaffiliated parties. In future transactions of this nature, the Company will ensure that more favorable terms are not available to it from unaffiliated third parties before engaging officers or shareholders of the Company or their affiliates.

DESCRIPTION OF SECURITIES

General

        The Company has an authorized capital of 20,000,000 shares of Common Stock, $.0001 par value, and 3,000,000 shares of Preferred Stock, $.0001 par value, of which 3,832,345 shares of Common Stock and no shares of Preferred Stock are currently outstanding. The issued and outstanding shares of Common Stock are fully paid and non-assessable, and all the shares of Common Stock underlying the Warrants included in the Offering, when issued, will be fully paid and non-assessable.

Common Stock

        Holders of the Shares are entitled to one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors.

        Holders of the Common Stock are entitled to share pro rata in such dividends as may be declared by the board of directors out of funds legally available. See "Dividend Policy." On any dissolution, liquidation or winding-up of the Company, the holders of Common Stock will be entitled to share pro rata in all distributions made after payment of or provision for the payment of all debts and prior claims. There are no preemptive rights or conversion privileges applicable to the Common Stock.

        During January through March of 1997, the Company sold 305,000 shares of its common stock to certain investors at a price per share of $.80 (as adjusted for the proposed reorganization). Holders of these shares have orally agreed to return such number of these shares to the Company as is necessary to increase the price per share paid by these investors to $2.50 (which is a price greater than the price of $2.14 per share at which the Company sold common stock prior to this private placement). These holders have also orally agreed to an unconditional lock-up of twelve months regarding the resale of these securities. Messrs. Chan and Chung may offer these holders the opportunity to purchase an amount of shares owned personally by them for nominal consideration at a later date.

Preferred Stock

        The Company is authorized to issue up to 3,000,000 shares of preferred stock, par value $.0001 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of the Company. See "Risk Factors - Preferred Stock."

Warrants

        Warrants will be issued pursuant to a Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the
"Transfer and Warrant Agent") and will be in registered form. The
Company has authorized the issuance of Warrants to purchase an aggregate of 1,495,000 shares of Common Stock (inclusive of 195,000 Warrants issued upon exercise of the Underwriters' Over-Allotment Option and exclusive of 130,000 Warrants underlying the Underwriters' Warrants).
Each Warrant entitles its holder to purchase, at any time from the date of this Prospectus through the fifth anniversary date of this Prospectus, one share of Common Stock at an exercise price of $6.50 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

        The Warrants may be redeemed by the Company at any time commencing July 30, 1998 (or earlier with the prior written consent of the Managing Underwriter) and prior to their expiration, at a redemption price of $.10 per Warrant, on not less than 30 days' prior written notice to the holders of such Warrants, provided that the last sales price of the Common Stock on NASDAQ is at least 120% ($7.80 per share, subject to adjustment) of the exercise price of the Warrants for a period of 20 consecutive trading days ending on the third day prior to the date the notice of redemption is given. Holders of Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption. The exercise price of the Warrants should in no event be regarded as an indication of any future market price of the securities offered hereby.

        The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock. The Warrants do not confer upon holders any voting or any other rights as stockholders of the Company.

        Subject to the rules and regulations of the NASD, the Underwriters shall be entitled to act as the warrant solicitation agent for the solicitation of the Warrants for a period of five years after the date hereof, commencing one year after the date hereof and receive a warrant solicitation fee of five percent (5%) of the exercise price for each Warrant exercised during the period commencing one year after the date hereof.

        The Company is required to have a current Registration Statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Warrants reside in order to comply with applicable laws in connection with the exercise of Warrants and the sale of the Common Stock issued upon such exercise. The Company, therefore, will be required to file post-effective amendments to its Registration Statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its Registration Statement current or to effect appropriate action under applicable state securities laws. Its failure to do so may restrict the ability of the Warrant holders to exercise the Warrants and resell or otherwise dispose of the underlying Common Stock, whether pursuant to redemption of the Warrants or otherwise.

Registration Rights

In connection with the IPO, the Company granted to the Underwriter certain demand and piggyback registration rights with respect to the 130,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants and the 130,000 shares of Common Stock issuable upon the exercise of the Warrants included in the Underwriters' Warrants. All 260,000 shares of Common Stock underlying the Underwriters' Warrants have been included in the Registration Statement of which this Prospectus forms a part.

        In addition to the foregoing, the Company has agreed to file a registration statement under the Securities Act with respect to the resale of 255,000 shares of Common Stock of the Company by certain stockholders upon demand by a majority of such stockholders. Upon the effectiveness of such registration statement, such stockholders would be free to sell their shares in the public market without volume restriction unless such shares were held by an affiliate or are subject to a lock-up agreement described above.

Limitation of Directors' Liabilities

        The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by law, the liability of its directors to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duty. This provision is intended to afford the Company's directors the benefit of the Delaware General Corporation Law, which provides that directors of Delaware corporations may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

Certain Anti-takeover Devices

        The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain stock plans).

Transfer Agent and Registrar

        Continental Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock. Its telephone number is (212) 509-4000.

Reports to Shareholders

        The Company has registered the Common Stock and Warrants under the provisions of Sections 12(b) and 12(g) of the Exchange Act, and has agreed that it will use its best efforts to continue to maintain such registration for a minimum of five years from July 30, 1997. Such registration requires the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

        SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this Offering, the Company will have 5,587,345 shares of Common Stock outstanding. All of the 1,755,000 shares of Common Stock sold in this Offering will be freely transferable by persons other than "affiliates" of the Company (as that term is defined under the Securities Act).

        Of the remaining 3,832,345 outstanding shares of Common Stock, 2,444,151 are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of a registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule
144. Each of the Company's stockholders owning an aggregate of 2,444,151 shares of Common Stock have entered into lock-up agreements whereby they agreed not to offer or sell any shares of Common Stock or other equity securities of the Company or any securities convertible into or exchangeable for, or warrants to purchase or acquire, Common Stock, owned as of the date of this Prospectus or hereafter acquired, except as follows: 125,000 shares of Common Stock by January 30, 1998, provided however, that the Common Stock has traded at least 15,000 shares per day at a bid price of at least $7.50 per share (150% above the initial public offering price) for any fifteen consecutive trading days during such period; an additional 312,500 shares of Common Stock commencing July 30, 1998; and an additional 500,000 shares of Common Stock commencing January 30, 1999. The Managing Underwriter may, in its discretion and without notice to the public, waive the lock-up and permit the holders of these shares to resell all or a portion of their shares at any time prior to the time periods described above.


        In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for a period of at least one year, including an "affiliate" as that term is defined in Rule 144, is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 55,873 shares immediately after the Offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitation described above.

WARRANT SOLICITATION

        The Company has agreed to engage the Representative as warrant solicitation agent, in connection with which it would be entitled to a 5% fee upon exercise of the Warrants. In accordance with the NASD Notice to Members 81-38, no fee shall be paid: (i) upon the exercise where the market price of the underlying Common Stock is lower than the exercise price; (ii) for the exercise of Warrants held in any discretionary account; (iii) upon the exercise of Warrants where disclosure of compensation arrangements has not been made and documents have not been provided to customers both as part of the original Offering and at the time of exercise; (iv) upon the exercise of Warrants in unsolicited transactions; or (v) upon the exercise of Warrants where such exercise is solicited by the Company. Notwithstanding the foregoing, no fees will be paid to the Representative or any other NASD members upon exercise of the Warrants prior to July 30,1998. In addition, upon consent of the Representative, other NASD members may solicit the exercise of the Warrants without giving up a portion of the 5% solicitation fee to the Representative. Further, such NASD broker/dealer will receive a 5% solicitation fee only when designated in writing by the warrantholder as the soliciting broker.

LEGAL MATTERS

        The legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Sichenzia, Ross & Friedman LLP, New York, New York.

EXPERTS

        The financial statements of America's Best Karate as of December 31, 1996, and for the year then ended have been included herein and in the registration statement in reliance upon the reports of Moore Stephens P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

        The financial statements of American Champion Entertainment, Inc. as of December 31, 1997, and for the year then ended have been included herein and in the registration statement in reliance upon the reports of Moss Adams LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

        Effective October 8, 1997, the Board of Directors (the "Board") of American Champion Entertainment, Inc. (the "Registrant"), dismissed Moore Stephens, P.C. ("Moore Stephens"), and such firm will no longer be acting as the Registrant's principal accountant. Moore Stephens' report on the Registrant's financial statements dated February 5, 1997, the date of the Registrant's incorporation, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Moore Stephens' report on the financial statements for the past two years relating to America's Best Karate, predecessor to the Registrant ("ABK"), dated January 31, 1997, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles; however, such report did include a modification of the auditors' standard report, noting that certain factors raised substantial doubt about ABK's ability to continue as a going concern. During Registrant's and its predecessor's two most recent fiscal years and the interim period through October 8, 1997, there were no disagreements between Registrant or its predecessor and Moore Stephens on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Moore Stephens, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

        Effective October 8, 1997, Registrant engaged Moss Adams LLP as its principal accountant. Such engagement was approved by the Registrant's Board of Directors. During Registrant's two most recent fiscal years and any subsequent interim period through October 8, 1997, Registrant did not consult Moss Adams LLP regarding the application of accounting principals to a specified transaction, the type of audit opinion that might be rendered on Registrant's financial statements or any matter that was the subject of disagreement or a reportable event.

ADDITIONAL INFORMATION

        This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Securities and Exchange Commission's principal office located at 450 Fifth Street,
N.W., Washington, D.C. 20549, the Pacific Regional Office located at
5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-
3648, the New York Regional Office located at 7 World Trade Center,
13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street,
Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. The Commission maintains an Internet Web Site that contains reports, proxy and information statements and other information statements and other information regarding registrants that file electronically with the Commission, including the Company, and that address is http://www.sec.gov.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                         ______________
                       TABLE OF CONTENTS
                                                                            Page
Prospectus Summary                                                            3
The Offering                                                                  7
Risk Factors                                                                  8
Use of Proceeds                                                              12
Certain Market Information                                                   12
Dividends                                                                    13
Dilution                                                                     13
Capitalization                                                               14
Selected Financial Data                                                      15
Management's Discussion and Analysis of
Fiancial Condition and Results of Operations                                 15
Business                                                                     19
Management                                                                   21
Principal Stockholders                                                       26
Certain Transactions                                                         27
Description of Securities                                                    27
Shares Eligible for Future Sale                                              29
Warrant Solicitaion                                                          29
Legal Matters                                                                30
Experts                                                                      30
Additional Information                                                       30
Independent Auditor's Report                                                 32
Financial Statements                                                         34

                  AMERICAN  CHAMPION ENTERTAINMENT, INC.

                    1,495,000 SHARES OF COMMON STOCK,

          ISSUABLE UPON THE EXERCISE OF REDEEMABLE WARRANTS

                   130,000  SHARES OF COMMON STOCK AND

                      130,000 REDEEMABLE WARRANTS,

                     130,000 SHARES OF COMMON STOCK

                     ISSUABLE UPON THE EXERCISE OF

              REDEEMABLE WARRANTS INCLUDED IN SUCHWARRANTS

                        ------------------------
                              PROSPECTUS
                            _______________

                             _________, 1998

                      REPORT OF INDEPENDENT AUDITORS


To the Board of Directors of
  America's Best Karate
  Hayward, California


     We have audited the accompanying balance sheet of America's Best Karate (a California corporation) as of December 31, 1996, and the related statement of operations, stockholders' equity (deficit) , and cash flows for the year then ended. These financial statements are the responsibility of America's Best Karate's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and preform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of America's Best Karate as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                           /s/ Moore Stephens, P.C.

                                               MOORE STEPHENS, P.C.
                                               Certified Public Accountants

Cranford, New Jersey
January 31, 1997

INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
American Champion Entertainment, Inc.
 and Subsidiaries


We have audited the consolidated balance sheet of American Champion Entertainment, Inc., and Subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of American Champion Entertainment, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Moss Adams LLP

San Francisco, California
February 11, 1998

BALANCE SHEET


                                                          March 31,                       December 31,
                                                     1998          1997                1997          1996
                                                  ---------      ---------           ---------     ---------
           Assets                                         Unaudited
Current assets
  Cash                                            $ 554,169       $ 15,575          $ 1,795,657   $  28,763
  Accounts receivable                               220,817          5,817              220,817       5,817
  Loans receivable, related parties                 114,723        113,361              114,773      92,083
  Current portion of film costs                   1,200,000           -                 655,500        -
  Prepaid expenses and other                         86,520          8,409               96,556      12,462
                                                  ----------     ----------           ----------   ---------
    Total current assets                          2,176,229         143,162            2,883,303     139,125
                                                  ----------     ----------           ----------   ---------

Property and equipment, net                         253,176          38,390              255,423      50,860
                                                  ----------     ----------           ----------    ---------

Other assets
  Film costs, net of accumulated amortization     2,359,574        692,880             1,789,917     660,004
  Other assets                                       78,010        272,745                35,152     119,501
                                                  ----------    ----------           -----------    --------
    Total other assets                            2,437,584        965,625             1,825,069     779,505
                                                  ----------    ----------            ----------    ---------
      Total assets                              $ 4,866,989     $1,147,177            $4,963,795     $969,490
                                                  ==========    ==========            ==========    =========

       Liabilities and Stockholders' Equity (Deficit)
Current liabilities
  Accounts payable and accrued expenses           $ 381,047      $ 370,677             $ 199,344    $ 316,644
  Deferred revenues, current portion                244,912        441,041               282,056      453,404
  Loans payable, related parties                     35,503        422,855                37,255      352,175
  Long-term debt, current portion                     5,183        159,468                 5,856      261,853
  Obligations under capital leases, current portion  10,464         25,904                10,157       26,459
  Other                                               4,216          4,216                 4,216        4,216
                                                   ---------      ---------             ---------      --------
   Total current liabilities                        681,325      1,424,161               538,884     1,414,751
                                                   ---------      ---------             ---------      --------

Long-term liabilities
  Deferred revenues                                 163,215        412,277               261,464       465,272
  Long-term debt and other                           57,078         50,111                58,343        71,392
  Obligations under capital leases                    3,830         15,702                 6,565        20,641
  Other                                               2,108          7,378                 4,216         8,432
                                                  ----------      ---------             ---------      ---------
    Total long-term liabilities                        -         1,175,520                  -          927,500
                                                  ----------       ---------            ----------     ---------

Stockholders' equity (deficit)
  Common stock                                    5,529,419       (994,818)            5,529,419    (1,155,318)
  Common stock warrants                             149,500          -                   149,500          -
  Accumulated deficit                            (1,719,486)       (943,154)          (1,584,596)     (783,180)
                                                ------------      ----------         ------------   ------------
    Total stockholders' equity (deficit)          3,959,433      (1,937,972)           4,094,323    (1,938,498)
                                                ------------     -----------         ------------   ------------
      Total liabilities and stockholders'
      equity (deficit)                          $ 4,866,989     $ 1,147,177          $ 4,963,795      $ 969,490
                                                ============     ===========         ============   ============


STATEMENT OF OPERATIONS


                                                                              March 31,                      December 31,
                                                                        1998            1997             1997           1996
                                                                     ----------      ----------       -----------    ---------
                                                                             Unaudited
Revenue
  Tuition and related fees                                          $  126,905      $  255,950       $  853,335      $  931,231
  Accessories and video sales                                           13,401          22,238           67,823         119,322
  Film income                                                          215,000            -             215,000            -
  Intrest income                                                        26,692            -              43,395            -
                                                                     ---------       ---------        ----------     ----------
    Total revenue                                                      981,998         278,188        1,179,553       1,050,553
                                                                     ---------       ----------       ----------     ----------

Costs and expenses
  Cost of sales                                                         8,711           14,572           36,098          88,942
  Amortization of film costs                                           73,332             -              58,000            -
  Salaries and payroll taxes                                          215,634          193,028          793,486         712,574
  Rent                                                                 84,616          124,299          382,928         496,212
  Selling, general and administrative                                 236,117           55,878          372,773         325,025
  Intrest                                                               8,901           50,385          110,684          69,383
  Write off of film costs                                                -                -             105,000            -
  Write off of loan fees                                                 -                -              65,000            -
  Facilities closure costs                                               -                -              57,000            -
                                                                    ----------      ----------        ----------      ----------
    Total costs and expenses                                          627,311          438,162        1,980,969        1,692,136

Net loss from operations                                             (245,313)        (159,974)       (801,416)        (641,583)

Gain on sale of studio                                                115,473             -               -                -
                                                                    ----------      ----------        ----------      ----------

Net loss before provision for income taxes                           (129,840)        (159,974)       (801,416)        (641,583)

Provision for income taxes                                              5,050             -               -                -
                                                                    ----------      ----------        ----------      ----------

Net loss                                                          $  (134,890)    $  (159,974)     $  (801,416)     $  (641,583)
                                                                    ==========      ==========        ==========      ==========

Weighted average number of                                          3,832,345       2,515,700        3,155,257        2,376,588
                                                                    ==========      ==========        ==========      ==========

Basic loss per share                                              $     (0.04)    $    (0.06)      $    (0.25)      $    (0.27)
                                                                    ==========      ==========        ==========      ==========


STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                        Total
                                                               Common Stock         Common                          Stockholders'
                                                          Number                    Stock         Accumulated          Equity
                                                        of Shares      Amount      Warrants         Deficit           (Deficit)
                                                        ----------    ----------   ----------      ----------         ----------
Balance, January 1, 1996                                  76,251      $  17,438  $     -        $ (1,343,971)       $ (1,326,533)
  Capitalization of accumulated deficit
   on S Corp. termination                                   -        (1,214,892)       -           1,214,892                -
Issuance of common stock                                  15,324        707,500        -                -                707,500
Common stock issued for short-term loans                     445         21,636        -                -                 21,636
Reduction of receivable from stockholders                   -            20,500        -                -                 20,500
Common stock subject to rescission                          -          (707,500)       -                -               (707,500)
S Corp distributions                                        -              -           -            (12,518)             (12,518)
Net loss (twelve months)                                    -              -           -           (641,583)            (641,583)
                                                       ----------    ----------   ----------      ----------          ----------
Balance, December 31, 1996                                92,030     (1,155,318)       -           (783,180)          (1,938,498)
  Issuance of common stock                                 3,733        275,020                                          275,020
  Debt converted to equity                                 1,900        133,500                                          133,500
  Cancellation of founders' shares                        (8,136)                                                           -
  Common stock subject to rescission                                   (248,020)                                        (248,020)
  Net loss (three months)                                                                          (159,974)            (159,974)
                                                      ----------     ----------   ----------      ----------          ----------
Balance, March 31, 1997                                   89,527       (994,818)       -           (943,154)          (1,937,972)
  Conversion of ABK shares to ACE shares               2,494,018           -           -               -                    -
  Issuance of common stock, net of offering
   costs of $1,474,508                                 1,433,786      5,188,717        -               -               5,188,717
  Issuance of warrants                                      -              -        149,500            -                 149,500
  Debt converted to equity                                51,500           -           -               -                    -
  Cancellation of founders' shares                      (220,486)          -           -               -                    -
  Rescission of common stock                             (16,000)       (40,000)       -               -                 (40,000)
  Expiration of rescission agreement                        -         1,175,520        -               -                1,175,520
  Stock options issued in connection with
    film costs                                              -           200,000        -               -                  200,000
  Net loss (nine months)                                    -              -           -           (641,442)             (641,442)
                                                       ----------    ----------   ----------      ----------           ----------
Balance, December 31, 1997                             3,832,345      5,529,419     149,500      (1,584,596)            4,094,323
  Net loss (three months)                                   -              -           -           (134,890)             (134,890)
                                                       ----------    ----------   ----------      ----------           ----------
Balance, March 31, 1998                                3,832,345   $  5,529,419  $  149,500   $  (1,719,486)         $  3,959,433
                                                       ==========    ==========   ==========      ==========           ==========


STATEMENT OF CASH FLOWS


                                                                 Thrre months ended March 31,            Year ended December 31,
                                                                    1998            1997                  1997            1996
                                                                 ----------      ----------            ----------       ----------
                                                                          Unaudited
Operating Activities:
Net loss                                                       $  (134,890)     $  (159,974)         $  (801,416)      $  (641,583)
  used for operating activities
    Gain on sale of studio                                        (115,473)            -                    -                 -
    Depreciation and amortization                                   88,805           12,782              101,407            64,409
    Write off of film costs                                           -                -                 105,000              -
    Intrest amortization, debt issue costs                            -                -                    -                6,272
    Rent concession amortization                                    (2,108)          (1,054)              (4,216)           (4,216)
    Loss on property and equipment                                    -                -                    -                2,430
    Common stock issued related to salary                             -                -                  72,225              -
    Common stock issued related to loan fees                          -                -                  65,000              -
  Increase in
    Accounts receivable                                               -                -                (215,000)           (5,817)
    Prepaid expenses and other                                      20,087            4,053              (66,289)            3,567)
  Decrease in
    Accounts payable and accrued expenses                          181,703          (12,761)            (117,300)           77,335
    Deferred revenues                                              (72,779)         (65,358)            (375,156)          (55,319)
    Other liabilities                                                 -              20,998                 -                6,000
                                                                  ----------      ----------           ----------        ----------
      Net cash - operating activities                              (34,655)        (201,314)          (1,235,745)         (546,922)
                                                                  ----------      ----------           ----------        ----------

Investing Activities:
  Purchase of property and equipment                               (13,226)            -                (247,970)           (7,014)
  Payments fro film costs                                       (1,187,489)         (33,189)          (1,722,413)         (350,364)
  Advances to stockholders                                            -             (21,278)             (22,690)          (92,083)
  Deposits                                                            -               4,694                 -                2,083
                                                                 ----------       ----------           ----------        ----------
      Net cash - investing activities                           (1,200,715)         (49,773)          (1,993,073)         (447,378)
                                                                 ----------       ----------           ----------        ----------

Financing Activities:
  S Corp distributions                                                -                -                    -              (12,518)
  Proceeds from issuance of common stocks                             -             248,020            6,748,020           728,000
  Proceeds from issuance of warrants                                  -                -                 149,500              -
  Offering costs                                                      -             (91,418)           1,407,964)          (66,544)
  Rescission of common stock                                          -                -                 (40,000)             -
  Proceeds (payments) from/on short-term debts                        -              (4,430)                -               49,344
  Proceeds (payments) from/on loans from related parties            (1,752)         103,142             (314,920)          338,850
  Payments on long-term debt                                        (1,938)         (11,921)            (108,546)          (52,078)
  Principal payments on capital leases                              (2,428)          (5,494)             (30,378)          (28,234)
                                                                 ----------       ----------           ----------        ----------
      Net cash - financing activities                               (6,118)         237,899            4,995,712           956,820
                                                                 ----------       ----------           ----------        ----------

Net (decrease) increase in cash                                 (1,241,488)         (13,188)           1,766,894           (37,480)

Cash, beginning of year                                          1,795,657           28,763               28,763            66,243
                                                                 ----------       ----------           ----------        ----------

Cash, end of year                                               $  554,169        $  15,575         $  1,795,657         $  28,763
                                                                 ==========       ==========           ==========        ==========

Supplemental disclousure of Cash Flow Information:
  Cash paid during the year for:
    Intrest                                                     $    8,901        $  25,552         $   116,132          $  57,663
                                                                 ==========       ==========           ==========        ==========
    State income taxes                                          $    5,050        $     800         $      -             $    -
                                                                 ==========       ==========           ==========        ==========

Supplemental Schedule of Non-Cash Investing and
  Financing Activities:
    Common stock issued for short-term debt                     $     -           $  27,000         $    27,000          $  21,636
                                                                 ==========       ==========           ==========        ==========
    Debts converted to equity                                   $     -           $ 133,500         $   133,500          $    -
                                                                 ==========       ==========           ==========        ==========
    Options and common stock issued related to film costs       $     -           $    -            $   226,000          $    -
                                                                 ==========       ==========           ==========        ==========


NOTES TO FINANCIAL STATEMENTS


Note 1 - Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Consolidation - The consolidated financial statements include the accounts of American Champion Entertainment, Inc. (the "Company") and its wholly owned subsidiary, America's Best Karate ("ABK") which owns 100% of American Champion Media, Inc. ("AC Media"). American Champion Entertainment and American Champion Media were formed during 1997. Pursuant to an Agreement and Plan of Merger, dated as of July 14, 1997, the Company entered into a reorganization transaction pursuant to which the Company acquired all of the issued and outstanding shares of ABK (the "Reorganization"). The financial statements included herein give effect to the Reorganization in which the Company became the successor to ABK. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements as of December 31, 1996 and for the year then ended reflect the operations of America's Best Karate.

AC Media focuses on operating and managing all media-related programs. These programs consist of fitness information video tapes, books and audio tapes and production of educational television programs for children which emphasize martial arts values and fun. ABK focuses solely on operating and managing the karate studios which are located in the San Francisco Bay Area.

Revenue Recognition - AC Media - Revenue from films is recognized on the accrual method. Film costs are amortized using the individual-film-forecast-computation method which amortizes costs in the ratio that current gross revenues bear to anticipated total gross revenues from all sources. The management of AC Media periodically reviews its estimates of future revenues for each master and if necessary a revision is made to amortization rates and a write down to net realizable value may occur.

ABK - Substantially all ABK's students are required to sign a student enrollment agreement (the "Enrollment Agreement") covering a period from 36 to 48 months to complete a black belt course or a 2nd degree black belt course, respectively. The students have the option to (a) make an initial fee payment equal to 2-5 months of instruction with the remaining amount payable monthly over the remaining term of the agreement, (starting with the month following enrollment), or (b) make one or more lump sum payments for the entire course at a significant discount. Revenues are recognized over the term of the Enrollment Agreement.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (continued)

A student may cancel an Enrollment Agreement at any time. A refund, if any, is made if the student's advanced payments exceed the elapsed portion of the course, prorated at $75 per month (additional family members prorated at $45 per person per month). The elapsed portion of the course is the number of months between the course starting date and the cancellation date. Fee payments subject to refund are shown in the financial statements as deferred revenue which will be recognized as revenue in the future years if there is no cancellation by the student.

Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company places its cash with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. To reduce credit risk, the Company requires advanced payments from students and thus, no student fees receivable is recorded.

Cash and Cash Equivalents - The Company considers certain highly liquid instruments purchased with original maturities of three months or less to be cash equivalents. The Company had cash equivalents of $1,496,000 and $0 at December 31, 1997 and 1996, respectively.

Property and Equipment - Property and equipment is stated at cost. Depreciation for furniture and fixtures and certain equipment is computed using the straight-line method over an estimated useful life of five years. Leasehold improvements are amortized using the straight-line method over the term of the respective leases. Leased assets under capital lease agreements are amortized using the straight-line method over the shorter of the estimated useful lives or the length of the lease terms, ranging from two to five years.

Film Costs - Film costs consist of the capitalized costs related to the production of original film masters for videos and television programs. The net film costs are presented on the balance sheet at the net realizable value for each master.

Fair Values of Financial Instruments - The carrying value of cash, receivables, accounts payable and short-term borrowings approximates fair value due to the short maturity of these instruments. The carrying value of long-term obligations approximates fair value since the interest rates either fluctuate with the lending banks' prime rates or approximate market rate. None of the financial instruments are held for trading purposes.

Reclassifications - Certain 1996 amounts have been reclassified to conform with the 1997 presentation.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (continued)

Loan Interest Amortization - The value of the stock given to lenders as additional compensation are being amortized over the term of the loans and is included in interest expense in the accompanying statement of operations.

Net Loss Per Share - Statement of Financial Accounting Standards
(SFAS) No. 128 was adopted by the Company during the year ended December 31, 1997. Net loss per share is based on the weighted average outstanding shares issued. Because the Company has a net loss, the common stock equivalents would have an anti-dilutive effect on earnings per share. Accordingly, basic earnings per share and diluted earnings per share are the same.

Income Taxes - Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. The Company and its Subsidiaries file a consolidated tax return.

Note 2 - Basis of Reporting

The accompanying unaudited financial statements as of March 31, 1998 and 1997 and for the three months then ended, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for completed financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the financial position of the Company at March 31, 1998 and 1997 and the results of its operations and its cash flows for the three months periods ended March 31, 1998 and 1997.

Note 3 - Uses of Estimates, Risks and Uncertainties

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in these financial statements include the recovery of film costs which has a direct relationship to the net realizable value of the related asset. It is at least reasonably possible that management's estimate of revenue from films could change in the near term which could have a material adverse effect on the Company's financial condition.

Note 4 - Property and Equipment

                                                 1997                   1996
                                              ----------             ----------
Furniture and fixtures                        $  95,322              $  95,322
Equipment                                        51,251                 34,367
Leasehold improvments                            11,938                 50,535
Leased assets                                   119,889                119,889
Production equipment                            230,526                   -
                                              ----------             ----------
                                                508,936                300,123

Less accumulated depreciation and amortization  253,513                249,263
                                              ----------             ----------
                                             $  255,423             $   50,860
                                              ==========             ==========


Depreciation expense was $43,407 and $64,409 for the years ended
December 31, 1997 and 1996, respectively. The accumulated depreciation related to the leased assets at December 31, 1997 and 1996 was $119,899 and $105,641, respectively. Depreciation on leases assets is included in depreciation expense.


Note 5 - Film Costs

Film costs consist of the capitalized costs related to the production of videos and program for television as follows:

                                                     1997              1996
                                                  ----------        ----------
Television program
  The Adventures With Kanga Roddy - In process  $  2,342,120         $  400,894
Videos
  Montana Exercise Video                             148,253            140,753
  Strong Mind Fit Body                                18,042            123,042
                                                   ----------        ----------
                                                   2,508,415            664,689

Less accumulated amortization                         62,998              4,685
                                                   ----------        ----------
                                                   2,445,417            660,004

Less current portion of film costs                   655,500               -
                                                   ----------        ----------

Long-term portion of film costs                 $  1,789,917         $  660,004
                                                   ==========        ==========

Production of the first seven episodes of The Adventures of Kanga Roddy was completed during 1997. Six additional episodes were completed during the three months ended March 31, 1998. Both videos were completed in 1996, but only the Strong Mind Fit Body video has been partially released. During 1997 management wrote down the capitalized costs for this video by $105,000.


Note 6 - Notes Payable, Related Parties

All outstanding loans payable to related parties, with the exception of $37,255 were subsequently paid with proceeds from the Company's Initial Public Offering ("IPO") consummated on August 5, 1997. This note bears interest at 12% and is unsecured. The note has been classified as current, as the non-current portion is not material.


Note 7 - Long-Term Debt

Long-term debt consists of a credit line with a bank pursuant to which the Company has borrowed approximately $35,000 (the maximum amount available), repayment of which is made at the monthly rate of 2% of the outstanding balance of the borrowing. Other than the bank loan and an immaterial amount owed to another bank, the Company does not presently maintain any other borrowing facility or have any indebtedness to financial institutions.

The Company also has loans from three individuals and a bank totaling $30,970, with interest at rates ranging from 13% to 14%, maturing through June 2000.

Note 8 - Income Taxes

Reconciliation of the Federal statutory tax rate of 34% and state tax rate of 9.3% to the recorded amounts are as follows:

                                                       1997               1996
                                                   ----------         ----------
Ferderal tax benefit at statutory rates          $   (274,000)      $  (217,532)
State tax benefit at statutory rates                  (75,000)          (59,501)
Other                                                 (13,000)           31,033
Increase in valuation allowance                       362,000           246,000
                                                   ----------         ----------

                                                 $       -          $      -
                                                   ==========         ==========

The Company has net operating loss (NOL) carryforwards for federal income tax purposes of approximately $1,250,000, and for state income tax purposes of approximately $625,000, the benefits of which expire in 2011 through 2012. The NOLs created by the Company's subsidiaries prior to their acquisition and the NOLs created as a consolidated group subsequent to the reorganization described in Note 1, may have limitations related to the amount of usage by each subsidiary or the consolidated group as described in the Internal Revenue Code.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                       1997              1996
                                                    ----------        ----------
DEFERRED TAX ASSETS
  NOL carryforward                                 $  500,000       $     -
  Deferred revenue                                    217,000          223,000
  Other                                                36,000           28,000
  Valuation allowance                                (608,000)        (246,000)
                                                    ----------        ----------
                                                      145,000            5,000
                                                    ----------        ----------
DEFERRED TAX LIABILITIES
  Accounts receivable                                 127,000             -
  Depreciation                                         18,000            5,000
                                                    ----------        ----------
                                                      145,000            5,000
                                                    ----------        ----------

                                                  $      -          $     -
                                                    ==========        ==========


SFAS No. 109 requires the Company to record a valuation allowance when it is "more likely than not that some portion of the deferred tax asset will not be realized." Management believes that some of the excess NOL carryforwards over temporary differences may be utilized in future periods. However, due to the uncertainty of future taxable income, a valuation allowance for the net amount of the deferred tax assets and liabilities has been recorded at December 31, 1997 and 1996.


Note 9 - Lease Commitments

The Company leases facilities under operating leases and gym equipment under capital leases that range from two to six years and expire at various dates through 2000. Some leases have options to renew for additional terms and some require additional increases as defined.

Future minimum lease payments under these leases are:

                                                   Capital           Operating
                                                  ----------         ----------
1998                                            $    11,616          $  156,086
1999                                                  6,858             132,828
2000                                                   -                 37,153
                                                  ----------         ----------
Total minimum lease payments                         18,474          $  326,067
                                                                     ==========
Less amount representing interest                     1,752
                                                  ----------
Present value of net minimum
capital lease payments                               16,722

Less current portion of obligations
under capital lease                                  10,157
                                                  ----------
Non-current portion of obligations
under capital lease                             $     6,565
                                                  ==========


Total rent expense was $382,928 and $496,212 for the years ended
December 31, 1997 and 1996, respectively.

Management of the Company has developed a plan to close certain studios related to its karate studio segment. As of December 31, 1997, the Company has accrued $57,000 to account for the estimated costs to be incurred in future periods related to studios which have been closed. The accrual is included in accounts payable and accrued expenses in the accompanying balance sheet.


Note 10 - Commitments and Contingencies

In September 1996, the Company entered into an agreement with the director of The Adventures With Kanga Roddy television program, whereby the director would receive 2% in the distribution of net profits from the TV broadcasting, syndication, and video sales of the first 13 episodes of that program.

The Company has entered into a distribution agreement with KTEH, the public broadcasting system ("PBS") station serving the San Jose, California area, for the exclusive right to distribute the Kanga Roddy Series throughout the United States for a two-year period. Under the terms of the Distribution Agreement, the Company will receive $430,000 which is based on delivery of 13 episodes to KTEH. At December 31, 1997, the Company had recognized revenue of $215,000 which was based on delivery of the first seven episodes. In addition, the Company is entitled to 85% of any distribution fees collected by KTEH in excess of $505,000. Under the Distribution Agreement, the Company has also committed to sharing with KTEH (i) 8% of all revenues from the sale and licensing of products such as video tapes, books and music tapes and (ii) 5% of gross profits of the Company from the sale and licensing of toys and clothing. The Company has also granted KTEH a right of first refusal with respect to rights to the Kanga Roddy Series not granted to KTEH in the Distribution Agreement.

In July 1997, the Company and SEGA entered into two agreements appointing SEGA as the Company's non-exclusive agent for purposes of licensing and merchandising the "Kanga Roddy" trademark, brand name and logo. In such agreements, SEGA agreed to introduce the Company to prospective sub-licensees in consideration of an amount equal to 30% of all revenues earned by the Company under any agreement entered into during the three-year period following execution of the agreement by the Company with any person or entity introduced to the Company by SEGA. Pursuant to such agreements, SEGA is not subject to any minimum sales requirement.

The Company has entered into an agreement with the two participants of the Montana Exercise Video in which a royalty fee of $1 will be paid for each tape sold.


Note 11 - Related Party Transactions

During 1997 the Company paid consulting fees of $60,000 to two shareholders for story lines and scripts for the production of the television series " The Adventures with Kanga Roddy".

Advances to stockholders were $114,773 and $92,083 at December
31, 1997 and 1996, respectively.

During 1997, the Company obtained from a shareholder a $119,300 non-interest bearing loan which was repaid during 1997.

During 1996, ABK borrowed $333,800 from six of its stockholders. During 1997, additional loans of $89,227 were borrowed from five other shareholders. Additionally, a total of $133,500 unsecured loans were converted into 53,400 shares of ACE common stock during 1997. As additional compensation to these stockholders, a total of 18,400 shares of ACE and 455.5 shares of ABK (12,800 ACE shares) common stock with values of $92,000 and $21,636 were issued to them as of December 31, 1997 and December 31, 1996, respectively. Management determined the assigned value with reference to the selling prices of similar shares during the time period in which such shares were issued. Substantially all of these loans were repaid during 1997. At December 31, 1996, the loans are presented net of unamortized loan charges of $16,464. During 1997 these amounts were charged to expense when the loans were repaid. For the year ended December 31, 1996, $5,172, of unamortized loan charges were expensed in the statement of operations.

In 1996, the Company borrowed $10,000 from an individual related to another individual who is an officer, director and stockholder. The loan bears interest at the rate of 15% and initially matured in July 1997. The loan was converted to 4,000 shares of ACE common stock during 1997.

In November 1996, the Company agreed to pay to two participants of the Montana Exercise Video the sum of $50,000 from the proceeds of the intended initial public offering and another
$50,000 will be paid 30 days prior to the release date. These two participants are stockholders of the Company.

During 1996, ABK issued S corporation distributions of $12,518, to three stockholders.


Note 12 - New Authoritative Pronouncements

In June 1997 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130 and SFAS No. 131 and in February 1998 issued SFAS No. 132. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for reporting operating segments, products, and services, geographic areas, and major customers. SFAS No. 132 revises employers' disclosures about pension and other post-retirement benefit plans. The standards become effective for fiscal years beginning after December 15, 1997. Management plans to adopt these standards in the year ending December 31, 1998. Management believes the provisions of SFAS Nos. 130, 131 and 132 will not have a material effect on the financial condition or reported results of operations.

Note 13 - Industry Segments

The Company is involved in the development of educational television programs and fitness videos and operates a chain of karate studios which are segmented into two categories for reporting purposes. Television and videos reflect the activities related to the development and production of educational television programs and fitness videos. Tuition and related fees includes activities related to operations of karate studios.

The relative contributions to net sales, income from operations and identifiable assets of the Company's two industry segments for the years ended December 31, 1997 and 1996 are as follows:


                                                                 1997                 1996
                                                              ----------           ----------
Net Sales [1]:
  Tuition and Related Fees                                   $   921,158         $ 1,031,407
  Videos and Television                                          215,000              19,146
  Corporate                                                       43,395                -
                                                              ----------           ----------
  NET SALES                                                 $  1,179,553         $ 1,050,553
                                                              ==========           ==========

Depreciation and Amortization:
  Tuition and Related Fees                                  $     32,810         $    59,724
  Videos and Television                                           68,597               4,685
                                                              ----------           ----------
  DEPRECIATION AND AMORTIZATION                             $    101,407         $    64,409
                                                              ==========           ==========

Capital Expenditures:
  Tuition and Related Fees                                  $     12,080         $     7,014
  Videos and Television                                        2,184,303             350,364
                                                              ----------           ----------
  CAPITAL EXPENDITURES                                      $  2,196,383         $   357,378
                                                              ==========           ==========

Income [Loss] From Operations:
  Tuition and Related Fees                                  $   (643,345)        $  (475,439)
  Videos and Television                                           43,642            (166,144)
  Corporate                                                     (201,713)               -
                                                              ----------           ----------
  NET LOSS                                                  $   (801,416)        $  (641,583)
                                                              ==========           ==========
  Less Other [2]                                                    -                   -
                                                              ----------           ----------
  NET [LOSS] INCOME                                         $   (801,416)        $  (641,583)
                                                              ==========           ==========

Identifiable Assets [2]:
  Tuition and Related Fees                                  $    216,241         $   100,517
  Videos and Television                                        2,884,565             729,848
                                                              ----------           ----------
  Totals                                                       3,100,806             830,365
  Add: Corporate                                               1,862,989             139,125
                                                              ----------           ----------
  ASSETS                                                    $  4,963,795         $   969,490
                                                              ==========           ==========


[1] There were no sales between industry segments.
[2] Corporate and other assets are principally cash, receivables, and prepaid expenses.


Note 14 - Employment Agreements

During 1997, the Company entered into employment agreements with each of Mr. Chung, Mr. Chan, Mr. Berryessa, and Mr. Hutchins. Each agreement has a term of five years except Mr. Hutchins which is two years. Pursuant to the agreements, the Company will pay to these individuals a base salary of $100,000, $100,000, $65,000 and $39,600 per year, respectively. Each agreement also provides for the following bonuses: (i) options to purchase 87,500, 87,500, 25,000 and 20,000 shares of Common Stock of the Company, respectively, exercisable at 120% of the public Offering price of the Common Stock of the Company upon consummation of the Offering ($6 per share) and (ii) $200,000, $200,000, $100,000 and
$100,000, respectively, if all of the Warrants issued to the public in the Offering are exercised by the holders thereof within the five-year (two years for Mr. Hutchins) exercise period of such Warrants. In addition, the executives are also entitled to certain fringe benefits. If any of these individuals is terminated other than for cause, death or disability, the Company is obligated to pay such executive an amount equal to his base salary then in effect for the remaining term of the agreement.


Note 15 - Stock Plans

The Stock Plan was adopted by the Board of Directors and stockholders of the Company during 1997. The total number of shares of Common Stock subject to issuance under the Stock Plan is 400,000, subject to adjustments as provided in the Plan. The Plan provides for the grant of stock options, stock appreciation rights ("SARs") and other stock awards to employees of the Company or any consultant or advisor engaged by the Company who renders bona fide services to the Company; provided, that such services are not in connection with the offer or sale of securities in a capital raising transaction. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Stock options may be granted by the Committee on such terms, including vesting and payment forms, as it deems appropriate in its discretion; provided, that no option may be exercised later than ten years after its grant, and the purchase price for incentive stock options and non-qualified stock options shall not be less than 100% and 85% of the fair market value of the Common Stock at the time of grant, respectively.

In the event of a change in control of the Company, the Committee retains the discretion to accelerate the vesting of stock options and SARs and to remove restrictions on transfer of restricted stock awards. Unless terminated by the Board of Directors, the Plan continues until December 2007. The Plan provides for the automatic grant to each of the Company's non-employee directors of (i) an option to purchase 5,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors (the "Initial Grant") and (ii) an option to purchase 2,000 shares of Common Stock on each anniversary thereof on which the director remains on the Board of Directors (the "Annual Grant"). The options will have an exercise price of 100% of the fair market value of the Common Stock on the date of grant and have a 10-year term.


Note 16 - Common Stock

During the year ended December 31, 1997, the Company sold 1,300,000 shares of its common stock at $5 per share and 1,495,000 warrants to purchase the Company's common stock at $.10 per warrant, in a public offering. Each warrant entitles the registered holder to purchase one share of common stock at $6.50 per share at any time through August 2002. During 1997 and 1996, the Company incurred costs of $1,407,964 and $66,544, respectively, related to the offering. The costs incurred during 1996 were deferred at December 31, 1996, and are included in other assets. These costs were charged against the proceeds of the stock offering in 1997.

At the time of the public offering the Company offered to certain stockholders of the Company who previously purchased common stock of ABK, the right to rescind their previous purchase and receive the return to the purchase price paid plus interest. The total number of shares subject to rescission was 684,619 (ACE shares). One stockholder rescinded 16,000 shares at $40,000. The rescission offer expired October 1, 1997.

During 1997 certain "founding" stockholders of the Company canceled 228,622 shares of common stock. These stockholders received no proceeds related to cancellation of these shares.


Note 17 - Stock Options

At December 31, 1997, there were 400,000 options authorized and 393,000 options outstanding under the Company's Stock Plan. No options were exercised or canceled during the year.

Stock options granted to non-employees for services provided to the Company are accounted for under by Statement of Financial Accounting No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." At December 31, 1997, the Company accounted for 100,000 options which were issued in connection with the production of The Adventures With Kanga Roddy under this method. These options were valued at $200,000 and are included in film costs and additional paid in capital in the accompanying balance sheet.

The Company applies the intrinsic value based method prescribed by Accounting Principals Board Opinion No. 25 "Accounting for Stock Issued to Employees," in accounting for employee stock options. Accordingly, compensation expense is recognized only when options are granted with a discounted exercise price. Any such compensation expense is recognized ratably over the associated service period, which is generally the vesting term. At December 31, 1997, the Company accounted for 293,000 options under this method.

Pro forma net earnings and earnings per share information, as required by SFAS 123, has been determined as if the Company had accounted for employee stock options under SFAS 123's fair value method. The fair value of these options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1997: risk free interest rate of 6.25 percent; dividend yield of 0 percent; expected option life of 7 years; and volatility of 42 percent.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the two-year average vesting period of the options. The Company's pro forma net loss for 1997 was $(1,049,000) and pro forma net loss per share was $(.33).

                                               Shares of Common Stock
                                   ---------------------------------------------
                                  Available For
                                  Exercise of         Options
                                  Option / Award     Under Plan        Warrants
                                  --------------     ----------       ----------
Balance, December 31, 1996               -               -                 -
  Authorized                          400,000            -                 -
  Granted                            (393,000)        393,000         1,495,000
                                  --------------     ----------       ----------
Balance, December 31, 1997              7,000         393,000         1,495,000
                                  ==============     ==========       ==========

No options were exercised or lapsed during 1997.


                            Options and Warrants Outstanding      Options and Warrants Exercisable
                            --------------------------------      --------------------------------
                                            Weighted
                                            Average     Weighted                    Weighted
                                           Remaining    Average                      Average
                              Number      Contractual   Exercise     Number         Exercise
                            Outstanding       Life       Price     Exercisable        Price
                            -----------   -----------   --------   -----------      ---------
Options                      393,000          7.6       $ 5.61       368,000         $  5.61

Warrants                   1,495,000          4.6         6.50     1,495,000            6.50


Note 18 -Year 2000

In the opinion of management, no material adverse effect on either results of operations or financial position is anticipated due to the modifications or replacement of existing information systems in order to accommodate year 2000 implications.


Note 19 - Sale of Karate Studio

During the three months ended March 31, 1998, the Company sold a karate studio to its general manager. The Company received a note receivable of $52,859 due in 70 monthly payments of $1,000 including interest imputed at 10%. The Company has guaranteed payments of the studio lease which are $4,673 per month through March 2000. The Company retained all advance payments of enrollment fees which were $156,536 at March 31, 1998; however, the Company is liable for any future refunds to students enrolled prior to March 31, 1998. The Company reduced the liability for advance payments of enrollment fees to $94,000 which is included in deferred revenue. Management will evaluate this liability quarterly in light of cancellations to date and expected future cancellations.


Note 20 - Subsequent Event

Subsequent to March 31, 1998, the Company entered into an Engagement Agreement with a finder for equity financing. Terms are yet to be determined.

        PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provided that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:


                                                                        AMOUNT
                                                                      ----------
SEC Registration Fee (1)..................................            $  7,368
NASD Filing Fee...........................................               2,499
NASDAQ Listing Fee........................................               9,000
Printing Expenses (1).....................................              50,000
Accounting Fees and Expenses..............................              95,000
Legal Fees and Expenses (1)...............................             220,000
Blue-Sky Fees and Expenses (1)............................              50,000
Transfer Agent's Fees and Expenses........................               2,500
Underwriters' Non-Accountable Expense Allowance...........             155,140
Miscellaneous Expenses ...................................             108,493
                                                                     -----------
Total..................................................              $700,000
                                                                     ===========
------------------------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        In July, 1997, in connection with the reorganization transaction whereby the Company became the parent holding company of America's Best Karate and AC Media, an aggregate of 2,515,700 shares of Common Stock of the Company were issued to an aggregate of 68 persons, each of whom was a shareholder of America's Best Karate. This issuance was effected in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D adopted thereunder on the basis that the transaction did not involve a public offering.

        Set forth below is a listing of issuances of unregistered shares of Common Stock by the Company's subsidiary, America's Best Karate, during the last three years prior to the aforementioned reorganization transaction. All of such sales were intended to be exempt from the registration requirements under the Securities Act pursuant to Section 4(2). The Company believes that sales to the first 11 listed shareholders below are exempt from the registration requirements under the Securities Act pursuant to Section 4(2) based on the fact that all such sales were made to personal or business acquaintances of America's Best Karate and its management. The Company believes that several of these shareholders are "sophisticated" within the meaning of the exemption because they include people such as Carmen Policy, the general manager of the San Francisco 49ers and accredited investors, such as Joe Montana, with the means of informing themselves about the Company and its affairs. Because sales of shares of Common Stock from November 1995 to March 1997 (other than shares issued as additional consideration for loans and shares issued on March 31, 1997, pursuant to the conversion of $133,500 worth of debt to equity), may not have qualified for such exemption because of the lack of sophistication of certain purchasers, the Company intends to make a rescission offer to the holders of such securities (see * next to shareholders' names). See "Rescission Offer." The Company also believes that the shares issued on March 31, 1997, to the seven individuals listed below pursuant to such individuals' agreements to convert the aggregate principal amount of $133,500 in debt to shares of America's Best Karate, are exempt from the registration requirements under the Securities Act pursuant to
Section 3(a)(9). In relying on such exemption, the Company notes that
(i) the securities for exchange was offered by the same entity that issued the outstanding ones; (ii) the security holders were not asked to part with anything of value besides the outstanding security; (iii) the exchange was offered exclusively to the Company's existing security holders and (iv) the Company did not pay any compensation for the solicitation of the exchange.

                                                  NO. OF
DATE        SHAREHOLDER                          SHARES CONSIDERATION
----------  --------------------------------    --------------------------------

23-May-95   Don Berryessa                           5,000.00         Services
01-Jun-95   Peter K. Y. Kwong                       4,500.00         Services
01-Jun-95   Sheri Sylvester                         1,000.00         Services
01-Jun-95   Don H. Yee                                752.00         Services
01-Jun-95   Montana Family Trust                    5,639.00         Services
01-Jun-95   Ronnie Lott                               752.00         Services
01-Jun-95   Dwight Clark                              752.00         Services
01-Jun-95   Carmen Policy                             752.00         Services
01-Jun-95   Brent Jones                               100.00         Services
01-Jun-95   Mary Ochs                                 752.00         Services
01-Jun-95   Palestra Corp                             752.00         Services
07-Nov-95   Richard & Gloria Yee*                     500.00         $    20,000
07-Nov-95   Steven Tang*                              250.00         $    10,000
10-Nov-95   Ricky Tung*                             1,000.00         $    40,000
14-Nov-95   Albert Tang*                            1,000.00         $    40,000
30-Nov-95   May Roberts*                              250.00         $    10,000
08-Dec-95   John R. Powers, III*                      500.00         $    20,000
08-Dec-95   Laurene Yip*                              250.00         $    10,000
20-Dec-95   Bonnie LeMat*                             250.00         $    10,000
20-Dec-95   Susan Yagai*                              250.00         $    10,000
20-Dec-95   Dale Chung*                             1,000.00         $    40,000
27-Dec-95   Linda Durnell*                            250.00         $    10,000
08-Jan-96   Ricky Tung*                             1,000.00         $    40,000
08-Jan-96   Petro Estakhri*                           500.00         $    20,000
12-Jan-96   Terry L. Gray*                            250.00         $    10,000
31-Jan-96   Amy Chow*                                 100.00         $     4,000
23-Feb-96   Michael Booth*                            165.00         $     5,000
26-Feb-96   Billy Y. Prasadi*                         250.00         $    10,000
02-Apr-96   Richard Yee*                            1,000.00         $    40,000
02-Apr-96   Kwong Family Trust*                       500.00         $    20,000
02-Apr-96   Ted & Irene Chin*                         500.00         $    20,000
02-Apr-96   May Roberts*                              250.00         $    10,000
05-Apr-96   Stanley Ching*                            500.00         $    20,000
12-Apr-96   May Roberts*                              500.00         $    20,000
24-May-96   Kwong Family Trust*                       500.00         $    20,000
01-Jun-96   Stanley Ching*                            500.00         $    20,000
29-May-96   William Loh*                              500.00         $    20,000
03-Jun-96   Warren Wong*                            2,000.00         $    80,000
03-Jun-96   Ted & Irene Chin*                         500.00         $    20,000
03-Jun-96   Tommy O. Ng*                            1,000.00         $    40,000
19-Aug-96   Clayton Tominaga*                       1,500.00         $    90,000
20-Aug-96   Laurene Yip*                              125.00         $     7,500
20-Aug-96   Peter C. Ho*                              125.00         $     7,500
25-Aug-96   Camilla T. Y. Kwong*                      125.00         $     7,500
25-Aug-96   Tommy O. Ng*                              125.00         $     7,500
14-Oct-96   John R. Powers, III                        71.17         For loan
14-Oct-96   May W. Roberts                             71.17         For loan
01-Nov-96   John R. Powers, III                        71.17         For loan
09-Nov-96   Noreen Yamaoka                            142.35         For loan
25-Nov-96   John C. Chan                               14.235        For loan
25-Nov-96   Dale Chung                                 14.235        For loan
01-Dec-96   John R. Powers, III                        71.17         For loan
01-Dec-96   Albert & Amy Tang*                        125.00         $     7,500
01-Dec-96   Laurene Yip*                              125.00         $     7,500
01-Dec-96   Stephen Thomas*                           125.00         $     7,500
01-Dec-96   Louisa Kwok*                              500.00         $    30,000
04-Dec-96   Michael Tom*                              166.67         $    10,000
05-Dec-96   Rafael S. Tom*                            300.00         $    18,000
10-Dec-96   Peter Ho*                                 125.00         $     7,500
11-Dec-96   Paul P. H. Shen*                          150.00         $     9,000
12-Dec-96   Eric C. & Ellen Ng*                       500.00         $    30,000
27-Dec-96   Van Living Trust*                         250.00         $    15,000
27-Dec-96   Vivian Lee*                               125.00         $     7,500
28-Dec-96   Brian Shing*                              150.00         $     9,000
28-Dec-96   Joseph Chan*                              166.67         $    10,000
30-Dec-96   Julian & Ann Englestad                     71.17         For loan
01-Jan-97   Marianne Chung                             14.235        For loan
14-Jan-97   Stanley F. Wasowski                        35.587        For loan
14-Jan-97   Amy Okegaki                                14.235        For loan
16-Jan-97   Rafael Tom                                 14.235        For loan
19-Jan-97   Stephen Thomas*                            67.00         $     4,020
23-Jan-97   Jack Yuk Lim Tam                           42.705        For loan
31-Jan-97** Scott Gerard*                             683.274        $    48,000
11-Mar-97** Susan Cohen*                               56.94         $     4,000
11-Mar-97** Peter Marsh*                              683.274        $    48,000
13-Mar-97** Keith Loiselle*                           216.37         $    15,200
17-Mar-97** Paul G. Leff*                             569.395        $    40,000
18-Mar-97** Rory Nichols*                             284.698        $    20,000
18-Mar-97** Brian Schuster*                           284.698        $    20,000
18-Mar-97** Al Levine*                                284.698        $    20,000
18-Mar-97** William E. Gay, Jr.*                       68.327        $     4,800
18-Mar-97** David Braver*                              45.552        $     3,200
19-Mar-97** Sarine Chaki*                             227.758        $    16,000
20-Mar-97** Al Levine*                                 68.327        $     4,800
31-Mar-97   Marianne Chung                            142.349        $    10,000
31-Mar-97   John R. Powers                            711.744        $    50,000
31-Mar-97   Jack Yuk Lim Tam                          427.046        $    30,000
31-Mar-97   Rafael S. Tom                             142.349        $    10,000
31-Mar-97   Stanley F. Wasowski                       142.349        $    10,000
31-Mar-97   David L. Lei                              192.171        $    13,500
31-Mar-97   Michael Triantos                          142.349        $    10,000
------------------------

 **     Sales made in a private placement in which America's Best Karate obtained $244,000 of financing in exchange for 3,473.31 shares.

        Set forth below is a listing of issuances of debt securities by the Company's subsidiary, America's Best Karate, during the last three years prior to the aforementioned reorganization transaction. All of such sales were intended to be exempt from the registration requirements under the Securities Act pursuant to Section 4(2) based on the fact that substantially all of such sales were made to personal or business acquaintances of America's Best Karate and its management.

                                                         ORIGINAL
                                                         PRINCIPAL
                                                         AMOUNT OF
DATE                    DEBTHOLDER DEBT
----------------      --------------------------------  -----------
-------
8-Dec-94                Thomas Fu                       $  27,000
15-Dec-94               Michael Triantos                $ 100,000
30-Apr-95               Thomas Fu                       $  27,000
5-May-95                David Lei                       $  27,000
14-Oct-96               John R. Powers, III             $  50,000
14-Oct-96               May W. Roberts                  $  50,000
1-Nov-96                John R. Powers, III             $  50,000
9-Nov-96                Noreen Yamaoka                  $ 100,000
25-Nov-96               John C. Chan                    $  10,000
26-Nov-96               Dale Chung                      $  10,000
1-Dec-96                John R. Powers, III             $  50,000
30-Dec-96               Julian and Ann Englestad        $  50,000
31-Dec-96               Marianne Chung                  $  10,000
14-Jan-97               Stanley F. Wasowski             $  25,000
14-Jan-97               Amy Okagaki                     $  10,000
16-Jan-97               Rafael Tom                      $  10,000
23-Jan-97               Jack Yuk Lim                    $  30,000

ITEM 27. EXHIBITS

EXHIBIT NO.  DESCRIPTION
-----------  ----------------------------------------------------------
 1.1*   Form of Underwriting Agreement
 3.1*   Amended and Restated Certificate of Incorporation
 3.2*   Bylaws
 4.1*   Specimen stock certificate
 4.2*   Warrant Agreement with form of Warrant
 4.3*   Form of Underwriters' Warrant
 5*     Opinion of Sheppard Mullin Richter & Hampton LLP
 10.1*  1997 Stock Plan
 10.2*  Form of Stock Option Agreement for 1997 Stock Plan
 10.3*  1997 Non-Employee Directors Stock Option Plan
 10.4*  Form of Non-Employee Directors Stock Option Agreement
 10.5* Form of Business Loan Agreement utilized for $455,000 of short-term loans due the earlier of July 1, 1997 or consummation of the Offering
 10.6*  Business Loan Agreement between ABK and the Bank of Canton of California dated May 15, 1993, and related Promissory Note and Security Agreement
 10.7*  Business Loan Agreement between the Company and Silicon
        Valley Bank dated April 25, 1995, and related Promissory Note and Security Agreement
 10.8*  Promissory Note dated December 15, 1994 made payable by
        Messrs. Chung and Chan and their wives in favor of Michael Triantos M.D. Inc. Money Purchase and Profit Sharing Pension Plans Trust
 10.9*  Employment Agreement between the Company and George Chung dated March 4, 1997, effective upon the closing date of the
        Offering
 10.10* Employment Agreement between the Company and Anthony Chan dated March 4, 1997, effective upon the closing date of the
        Offering
 10.11* Employment Agreement between the Company and Don Berryessa dated March 4, 1997, effective upon the closing date of the
        Offering
 10.12* Employment Agreement between the Company, AC Media and Jan
        Hutchins dated March 4, 1997, effective upon the closing date of the Offering
 10.13* Convertible Loan Agreement dated as of May 5, 1995, between
        ABK and David Y. Lei
 10.14* Convertible Loan Agreement dated as of December 8, 1994, between ABK and Thomas Y. Fu
 10.15* Amended Deal Memo between ABK and Rick Fichter dated
        February 23, 1997, with respect to payments related to the Kanga Roddy Series
 10.16* Intentionally Omitted
 10.17* Form of Indemnification Agreement
 10.18* Form of Amendment No. 1 to Business Loan Agreement utilized for $455,000 of short-term loans due the earlier of July 1, 1997 or consummation of the Offering
 10.19* Letter dated October 29, 1996 from the Company to Tim
        Pettitt regarding certain payments to the Montanas
 10.20* Distribution Agreement dated June 18, 1996 by and between
        America's Best Karate and InteliQuest
 10.21* Distribution Agreement, dated May 6, 1997, by and between
        KTEH, San Jose Public Television and American Champion Media,
        Inc.
 10.22* Letter Agreement, dated June 1997, between AC Media, Inc.
        and Sega of America, Inc.
 10.23* Business Loan Agreement between America's Best Karate and
        Karen Shen
 10.24* Business Loan Agreement between America's Best Karate and
        Thomas J. Woo
 10.25** Licensing Agreement dated July 25, 1997, between American
         Champion Media, Inc. and Sega of America, Inc.
 10.26*** Continuous Distribution Agreement dated April 20, 1998,
         between KTEH, San Jose and American Champion    Media, Inc.
 10.27***Sponsorship Agreement dated April 29, 1998, between Sara Lee
        Corporation and American Champion Media, Inc.
 10.28*** Engagement Agreement dated April 24, 1998, between JW Charles and American Champion Entertainment, Inc.
 21.1*  Subsidiaries of the Registrant
 23.1*  Consent of Sheppard, Mullin, Richter & Hampton LLP
        (contained in Exhibit 5)
 23.2   Consent of Moss Adams, LLP
 23.3   Consent of Moore Stephens, P.C.
 23.4   Consent of Sichenzia, Ross & Friedman, LLP
 27.1*  Financial Data Schedule
 ------------------------

  *     Incorporated by reference to the Registrant's Form SB-2
        Registration Statement (SEC File #333-), filed with the
        Commission on March 21, 1997 or Form SB-2/A filed March 3, 1997 and June 20, 1997.

  ** Incorporated by reference to the Registrant's Form 10-KSB Annual Report, filed with the Commission on March 30, 1998.

  *** Incorporated by reference to the Registrants' Form 10-QSB Quarterly Report, filed with the Commision on May 15, 1998.

ITEM 28. UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described in Item 24, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities
Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on June 28, 1998.

                                          AMERICAN CHAMPION ENTERTAINMENT, INC.

                                              By:/s/ ANTHONY K. CHAN
                                                  Anthony K. Chan
                                                CHIEF EXECUTIVE OFFICER

        In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.

        NAME                         TITLE                             DATE
/s/ ANTHONY K. CHAN      President, Chief Executive Officer,      June 28, 1998
    Anthony K. Chan      Chief Financial Officer and Director
                         (Principal executive officer and
                         principal financial officer)
/s/ GEORGE CHUNG         Chairman of the Board and Director       June 28, 1998
    George Chung
/s/ DON BERRYESSA        Vice President and Director              June 28, 1998
    Don Berryessa
/s/ WILLIAM T. DUFFY     Director                                 June 28, 1998
    William T. Duffy
/s/ ALAN ELKES           Director                                 June 28, 1998
    Alan Elkes
/s/ JAN D. HUTCHINS      Director                                 June 28, 1998
    Jan D. Hutchins
/s/ RONALD M. LOTT       Director                                 June 28, 1998
    Ronald M. Lott